EXHIBIT 2.1

AGREEMENT FOR PURCHASE AND SALE

OF

REAL PROPERTY COMMONLY KNOWN AS

BARDESSONO INN & SPA

YOUNTVILLE, CALIFORNIA

and

Joint Escrow Instructions

between

Yountville Investors LLC, a Washington limited liability company, as “Seller,”

and

Ashford Yountville LP, a Delaware limited partnership, as “Buyer”

Effective Date: May 28, 2015

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116800-0001/LEGAL125685330.6

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

AND

JOINT ESCROW INSTRUCTIONS
THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of May 28, 2015 by and between Yountville Investors, LLC, a Washington limited liability company, as “Seller,” and Ashford Yountville LP, a Delaware limited partnership, as “Buyer.”
IN CONSIDERATION OF the mutual covenants and conditions contained herein, the parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:
1.DEFINITIONS.
1.1    Account. “Account” means any account receivable to be assigned to Buyer or Buyer’s nominee at Closing, pursuant to Section 8.3, and “the Accounts” means all such accounts receivable.
1.2    Accounting Referee. “Accounting Referee” means __________.
1.3    Affiliate. “Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person.
1.4    Approval Date. “Approval Date” means the date upon which Buyer receives in writing a copy of the ground lessor’s consent to the assignment of the Ground Lease to Buyer.
1.5    Approved Capital Expenditures. “Approved Capital Expenditures” means those items of capital improvements, repairs and replacements (A) identified on the Schedule of Approved Capital Expenditures attached hereto as Exhibit S, (B) approved in writing by Buyer, (C) required to be made under the Hotel Management Agreement, or (D) required by applicable Laws.
1.6    Assumed Contracts. “Assumed Contracts” means all of the Equipment Leases and Service Contracts identified on the Schedule of Contracts attached hereto as Exhibit K, other than those terminated prior to Closing at Buyer’s election pursuant to Section 2.
1.7    Bill of Sale. “Bill of Sale” means a bill of sale in the form attached hereto as Exhibit C, together conveying the FF&E and Inventory to Buyer or Buyer’s nominee(s).

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1.8    Business Day. “Business Day” means a day other than Saturday, Sunday or other day when commercial banks in California are authorized or required by Law to close.
1.9    Cash Bank. “Cash Bank” means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing.
1.10    Casualty. “Casualty” means damage, destruction or loss of the Hotel Premises or any portion thereof by a casualty event or a taking under power of eminent domain.
1.11    Claim. “Claim” means any claim, demand, liability, legal action or proceeding, investigation, fine or other penalty, and loss, cost or expense related thereto (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred).
1.12    Closing. “Closing” means the concurrent delivery, in accordance with this Agreement, (A) by Seller to Buyer of the Transfer Instruments and (B) by Buyer to Seller of the Purchase Price.
1.13    Closing Date. “Closing Date” means the date upon which Closing actually occurs.
1.14    Closing Documents. “Closing Documents” means the Transfer Instruments, the FIRPTA Certificate, and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.
1.15    Collective Bargaining Agreements. “Collective Bargaining Agreements” mean those collective bargaining agreements covering certain classes of Hotel Employees, if any.
1.16    Contract Assignment. “Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit E.
1.17    Day. The term “day” means a calendar day.
1.18    Deposit. “Deposit” has the meaning specified in Section 3.3.
1.19    Development Agreement. “Development Agreement” means that certain Development Agreement by and between the Town of Yountville and the Bardessono Family relative to Property Located at Finnell Road and Yount Street dated March 2, 2004, together with Amendment One to the Development Agreement dated August 1, 2006, and Amendment Two to the Development Agreement dated May1, 2012.
1.20    Development Agreement Assignment. “Development Agreement Assignment” means an assignment and assumption of the Development Agreement substantively in the form attached hereto as Exhibit F.
1.21    Disputed Payable. “Disputed Payable” has the meaning specified in Section 8.4.

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1.22    Due Diligence Materials. “Due Diligence Materials” has the meaning specified in Section 4.9.
1.23    Effective Date. “Effective Date” means the date of this Agreement.
1.24    Employee Liabilities. “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Hotel Employees, including, without limitation, any and all obligations or liabilities for: (A) wages, salaries, vacation, sick leave, fringe benefits, payroll taxes, and any other paid leave accrued or accruing with respect to Hotel Employees; (B) contributions and other payments to employee benefit plans (as defined in ERISA) to which any of Seller, Hotel Manager or an Affiliate of Seller or Hotel Manager currently makes contributions on account of any Hotel Employees, (C) worker’s compensation claims based on any real or alleged occurrence; (D) other amounts payable under any Collective Bargaining Agreement; and (E) claims or penalties under applicable Laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the WARN Act, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).
1.25    Environmental Report. “Environmental Report” means the “Phase 1” site assessment report(s) and any other reports regarding the environmental condition of the Hotel Premises that are identified on Exhibit M.
1.26    Equipment Lease. “Equipment Lease” means the personal property leases delivered in accordance with Section 4.9 hereof.
1.27    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.28    Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded at Closing.
1.29    Escrow Agent. “Escrow Agent” means First American Title Company of Napa acting through its office at 1700 Second Street, Suite 120, Napa, CA 94559, whenever acting in the capacity of an escrow holder pursuant hereto.
1.30    Excluded Materials. “Excluded Materials” means any documents or other items or materials: (A) proprietary to Hotel Manager (or containing information proprietary to Hotel Manager), (B) privileged as attorney-client communications or attorney work product, (C) subject to any obligations of confidentiality (including such information contained in personnel files), (D) constituting Seller’s organizational documents and records, (E) constituting or containing appraisals or valuations of the Hotel, (F) constituting agreements, drafts of agreements or records of negotiation with respect to Seller’s acquisition or financing of the Hotel, (G) relating to other past or present prospective purchasers of the Hotel, or to the plan or strategy for marketing the Hotel (including third party purchase inquiries and correspondence), and (H) emails (other than email

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communications between employees of Seller and third parties which purport to modify or amend any Material Contract or waive or relinquish any material rights thereunder).
1.31    Existing Debt. “Existing Debt” means any and all indebtedness secured or perfected by mortgages, deeds of trust, fixture filings, financing statements and other voluntary Liens of record as of the Effective Date.
1.32    Existing Survey. “Existing Survey” means the ALTA/ACSM Survey of the Hotel Parcel identified on Exhibit M.
1.33    FF&E. “FF&E” means all furniture, furnishings, fixtures, machinery, equipment and other articles of tangible personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) office furniture and equipment, (2) room furnishings, (3) photographs, historical and other types of memorabilia, artwork and other decorative items (excluding artwork displayed in, on loan to, or for sale at the Hotel that is not owned by Seller), (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, (6) computer equipment and software (including, without limitation, those related to the Hotel’s accounting records, Occupancy Commitments, Inventory control and other operational matters), (7) blankets, pillows, linens, towels, robes, slippers, and other bed clothing, (8) china, crystal, dishware, glassware, silverware, flatware and other “operating inventory” as that term is used in the Uniform System of Accounts, (9) kitchen appliances, cookware and other cooking utensils, (10) vehicles and (11) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E; but excluding (a) personal property owned by Hotel Manager or any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Seller), and (b) manuals, records, databases, computer software and other like materials owned by (and proprietary to) Hotel Manager, unless particularly for and primarily concerning the Hotel and transferable by Seller pursuant to the Hotel Management Agreement, and (c) computer software licensed to Seller, unless (A) such license is by its terms transferable in connection with the sale of the Hotel to Buyer and (B) Buyer pays any fee or other charge imposed by the licensor in connection with such a transfer.
1.34    Final Statement. “Final Statement” has the meaning specified in Section 11.1.
1.35    FIRPTA Certificate. “FIRPTA Certificate” means a certificate with respect to Seller, substantively in the form attached as Exhibit H, confirming to Buyer that Seller is not a foreign person or entity for purposes of § 1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws), together with a completed California Franchise Tax Board Form 593-W certifying that Seller is also exempt from California tax withholding requirements on the sale of the Hotel Premises.
1.36    GAAP. “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

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1.37    General Assignment. “General Assignment” means a general assignment and assumption agreement substantively in the form attached hereto as Exhibit G.
1.38    Governmental Authority. “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.
1.39    Ground Lease. “Ground Lease” means that certain Resort Ground Lease dated as of October 18, 2005 by and between Bardessono Brothers LLC, Stephen J. Bardessono and Patricia Bardessono, Trustees of the Stephen and Patricia Bardessono Family Trust a/k/a/ Stephen J. Bardessono and Patricia J. Bardessono, Trustees of the Stephen J. and Patricia J. Bardessono Living Trust dated May 8, 1990, Maxine A. Bardessono, Trustee of the Maxine A. Bardessono Revocable Trust U/T/A dated November 6, 1984, as amended, and her successor trustees, Maxine A. Bardessono, Trustee of the Peter J. Bardessono Exempt Trust U/T/A dated November 6, 1984, as amended, and her successor trustees, and Yountville Investors LLC, together with the First Amendment to Resort Ground Lease dated as of March 9, 2007, and the Second Amendment to Resort Ground Lease dated as of September 1, 2011.
1.40    Ground Lease Consent, Assignment and Assumption. “Ground Lease Consent, Assignment and Assumption” means the Consent, Assignment and Assumption Agreement substantively in the form attached hereto as Exhibit B.
1.41    Hazardous Substance. “Hazardous Substance” means (A) any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; or the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or any other applicable laws governing the use, storage, disposal, transportation or release into the environment of hazardous or toxic substances, (B) any friable asbestos containing materials (but excluding non-friable asbestos-containing materials), (C) PCBs, (D) formaldehyde foam insulation, (E) petroleum or other volatile hydrocarbons (but only to the extent not naturally occurring), (F) toxic mold or bacteria (in concentrations greater than those naturally present in the environment to the extent not naturally occurring) and (G) radioactive materials.
1.42    Hotel. “Hotel” means all of the Hotel Improvements, the Hotel Parcel, FF&E, the Leased Equipment, the Inventory and Intangibles comprising the Bardessono Inn & Spa.
1.43    Hotel Employees. “Hotel Employees” means all persons currently employed at the Hotel.
1.44    Hotel Improvements. “Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel.

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1.45    Hotel Manager. “Hotel Manager” means Benchmark Hospitality, Inc., a Texas corporation.
1.46    Hotel Management Agreement. “Hotel Management Agreement” means that certain management agreement with respect to the Hotel, dated as of March13, 2007, between Seller and Allegis LLC, dba MTM Luxury Lodging, which agreement was assigned by Allegis LLC to Hotel Manager effective May 31, 2011, as amended on May 31, 2011.
1.47    Hotel Operating Reports. “Hotel Operating Reports” mean the annual operating reports, prepared by Hotel Manager in the Ordinary Course, covering 2014 and 2013.
1.48    Hotel Parcel. “Hotel Parcel” means Seller’s interest as Tenant under the Ground Lease for the real property more specifically defined as (A) those certain parcels described in Exhibit A hereto, together with (B) all rights and interests in land and improvements appurtenant thereto, including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights, any so-called “trips” and other transferable development rights belonging to or useable with respect to any such parcel, (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights, and (ix) any other rights which Seller may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).
1.49    Hotel Party. “Hotel party” means, with respect to a Service Contract or Equipment Lease, the owner, operator and/or manager of the Hotel (as applicable) obligated as vendee or lessee under contract or lease.
1.50    Hotel Payable. “Hotel Payable” means any account payable outstanding as of Closing for the Hotel, any closing costs incurred by Seller in connection with the Closing, amounts owed to any Affiliate of the Seller or Hotel Manager other than with respect to commercial services being provided with respect to the operation of the Hotel upon arms’ length terms and conditions (but specifically excluding any management services), and amounts owed under any Existing Debt.
1.51    Hotel Premises. “Hotel Premises” means the Hotel Parcel and the Hotel Improvements, having the street address of 6526 Yount Street, Yountville, California 94559.
1.52    Hotel Records. “Hotel Records” means all of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller owns or otherwise has the right freely to transfer) which have been received or generated and maintained in the course of operation of the Hotel and which are in Seller’s possession or control, including, without limitation, all customer, reservation, convention, sales, groups, catering, mailing or “Frequent user” lists, operating ledgers, third-party inspection reports, property management reports, current operating and capital budgets and all back-up files and records relating to the operations of the Hotel (including historical operating records) owned by Seller and maintained at

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the Hotel, in Seller’s possession or control, or to the extent Hotel Manager is acting in its capacity as Seller’s agent, in Hotel Manager’s possession or control, including (A) any computer drives, disks, tapes and other databases which contain the names and addresses of past or perspective customers, and (B) all marketing information used for the Hotel (which shall not be deemed to include information relating to the marketing of the Hotel for sale); exclusive, however of the Excluded Materials.
1.53    Indemnify. “Indemnify” means to hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel reasonably satisfactory to it, all at the sole expense and liability of the indemnifying party.
1.54    Intangibles. “Intangibles” means Seller’s rights, title and interest, if any, in (A) the Marks, (B) the Hotel Records, (C) plans and specifications for the Hotel Improvements, (D) the Permits, (E) the Repair Warranties, to the extent assignable in connection with a sale of the Hotel, (F) studies, analyses, reports and other written materials pertaining to the condition of the Hotel Improvements and the Hotel Parcel, (G) the Assumed Contracts, all to the extent assignable by Seller in connection with a sale of the Hotel, and (H) all other intangible property used in or directly relating to the operation of the Hotel, but excluding (except as otherwise expressly provided in this Agreement) any already accrued choses in action (including insurance claims, claims for recovery of any losses of or damage to the Hotel or its business and claims for tax refunds), Seller’s corporate or company books and records, property used by Seller or any Seller Affiliate in connection with businesses other than the Hotel (except to the extent that the rights therein are divisible in a manner that would not interfere with such other use) and all Excluded Materials.
1.55    Inventory. “Inventory” means (i) all goods held for sale to Hotel guests and others in the Ordinary Course and (ii) the stock of supplies and other consumables used in the operation and maintenance of the Hotel in the Ordinary Course, but excluding Liquor Inventory.
1.56    Laws. “Laws” means any and all:
1.56.1    Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of any Governmental Authority.
1.56.2    Agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).
1.57    Lease. “Lease” means any space lease, license, concession or other such arrangement for use of space within the Hotel as identified in the schedule attached hereto as Exhibit J, but excluding transient use of guest rooms, banquet rooms or conference rooms by Hotel guests in the Ordinary Course.
1.58    Lease Assignment. “Lease Assignment” means an assignment and assumption of Leases substantively in the form attached hereto as Exhibit D.

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1.59    Leased Equipment. “Leased Equipment” means any item of FF&E that is subject to an Equipment Lease.
1.60    Lien. “Lien” means any mortgage, deed of trust, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other delinquent tax and statutory liens which affects any of the Hotel Premises, other than liens for non-delinquent real estate taxes, general and special assessments or any lien arising out of any activity of Buyer.
1.61    Liquor Inventory. “Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel, including the inventory located in the mini-bars of the Hotel rooms.
1.62    Liquor License. “Liquor License” means any government license, permit or other authorization for the Liquor Operations.
1.63    Liquor Licensee. “Liquor Licensee” means Seller, as the existing holder of the Liquor Licenses.
1.64    Liquor Operations. “Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Hotel.
1.65    Management Agreement Termination. “Management Agreement Termination” means the termination effective as of Closing of the Hotel Management Agreement, if applicable, substantively in the form attached hereto as Exhibit O.
1.66    Marks. “Marks” means the trade names, trademarks, service marks, logos, domain names, copyrighted identifying materials and other forms of identification used to identify the Hotel or any of its facilities or operations, including the name “Bardessono Inn” and variants thereon and the names used to designate the restaurant and bar facilities within the Hotel, and any other trade names, trademarks, service marks, logos, copyrighted identifying materials and other forms of identification owned by Seller or its respective Affiliates.
1.67    Material Adverse Event. “Material Adverse Event” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to result in a material loss to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Hotel; provided, however, that Material Adverse Event shall not include any event, change, circumstance, occurrence, effect or state of facts (A) generally affecting the luxury hotel industry, or the economy or the financial or securities markets, in the United States, (B) any outbreak or escalation of hostilities or acts of war or terrorism, or (C) reflecting or resulting from changes in law or GAAP.
1.68    Material Contract. “Material Contract” means a Service Contract or Equipment Lease for which scheduled payments due to the vendor or lessor thereunder during any 12-month period occurring after Closing will exceed $25,000 (excluding any payments due during

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the portion of such term that may be cancelled by the Hotel party without penalty, by notice given on the later of (i) the Closing Date or (ii) the date Buyer first discovers such contract). Material Contracts do not include any contracts for which payment will be due from the Hotel party only if such party orders or otherwise requests goods or services under such contract (so long as the Hotel party is not bound to obtain such goods or services only from the vendor under such contract).
1.69    Multi-Employer Plan. “Multi-Employer Plan” means a “multiemployer plan” (as defined in ERISA) to which any of Seller, Hotel Manager or an Affiliate of Seller or Hotel Manager currently makes contributions on account of any Hotel Employee, if any, as identified in the Schedule of Multi-Employer Plans attached hereto as Exhibit L.
1.70    Objectionable Title Matters. “Objectionable Title Matters” has the meaning specified in Section 4.2.
1.71    Occupancy Commitments. “Occupancy Commitments” means all Reservations and Vouchers made in the Ordinary Course.
1.72    Ordinary Course. “Ordinary Course” means the course of day to day operation of the Hotel, substantially in accordance with its current operating budget, and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the 12-month period immediately preceding the Effective Date.
1.73    Original. “Original” means any of (A) an original counterpart of any Lease or Assumed Contract, (B) the Hotel Records or (C) other documents which comprise or evidence the Intangibles, to the extent within Seller’s possession or control; and “the Originals” means all such items.
1.74    Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and assignable by Seller or Hotel Manager or otherwise transferable with the Hotel.
1.75    Permitted Exceptions. “Permitted Exceptions” means (A) liens for real property taxes and assessments not delinquent as of the Closing, (B) liens or encumbrances caused by Buyer, (C) the Assumed Contracts, (D) the Development Agreement, (E) the Hotel Management Agreement, if assigned to and assumed by Buyer, and (F) any other matter deemed to be a Permitted Exception pursuant to Section 4.2, 4.3 or 4.4.
1.76    Preliminary Statement. “Preliminary Statement” has the meaning specified in Section 8.
1.77    Proceeds. “Proceeds” means all insurance proceeds, condemnation awards or other amounts paid or payable to Seller in connection with any casualty damage to or taking by

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eminent domain of any of the Hotel Premises, including any amounts recoverable under rent loss or business interruption insurance to the extent allocable to periods after Closing.
1.78    Purchase Price. “Purchase Price” has the meaning specified in Section 3.1.
1.79    Put. “Put” has the meaning specified in Section 19.5.
1.80    Repair Warranties. “Repair Warranties” means contractors’, manufacturers’ and vendors’ written guaranties, warranties and other obligations (if any) for the repair or maintenance of any component of the Hotel Improvements or the FF&E.
1.81    Required Estoppel Certificate. “Required Estoppel Certificate” has the meaning specified in Section 7.8.1.
1.82    Reservation. “Reservation” means any reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in and/or catering or other services at the Hotel, to the extent pertaining to periods from and after Closing.
1.83    Reservation Deposit. “Reservation Deposit” means any deposit or advance payment received by Seller or the Hotel Manager in connection with an Occupancy Commitment.
1.84    Scheduled Closing Date. “Scheduled Closing Date” means the date that is thirty (30) days after the Approval Date, subject to extension as expressly provided in this Agreement.
1.85    Seller’s Closing Certificate. “Seller’s Closing Certificate” means a certificate duly executed by Seller, in the form attached hereto as Exhibit R, stating that each of the warranties and representations of Seller contained in Section 5.1, are (except as otherwise set forth in such certificate) accurate in all material respects as of Closing as if remade as of such date.
1.86    Seller’s Knowledge. “Seller’s Knowledge” means the actual knowledge of Margaret Clapp, without imputation, investigation or inquiry, other than inquiry of the general manager of the Hotel.
1.87    Service Contract. “Service Contract” means any of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel delivered in accordance with Section 4.9 hereof, but excluding the Hotel Management Agreement.
1.88    Survival Period. “Survival Period” has the meaning specified in Section 19.3.1.
1.89    Taxes. “Taxes” has the meaning specified in Section 8.1.
1.90    Title Company. “Title Company” means First American Title Insurance Company of Napa.

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1.91    Title Documents. “Title Documents” has the meaning specified in Section 4.1.
1.92    Title Objection Date. “Title Objection Date” has the meaning specified in Section 4.2.
1.93    Title Policy. “Title Policy” means an ALTA (Form 2006 or its local equivalent) owner’s leasehold policy of title insurance for the amount of the Purchase Price allocated to the Hotel Premises, insuring or committing to insure leasehold title to the Hotel Premises in Buyer subject only to Permitted Exceptions.
1.94    Title Report. “Title Report” means a preliminary title commitment describing the condition of title to the Hotel Premises, issued by the Title Company as of a date no earlier than thirty (30) days prior to the Effective Date.
1.95    Transfer Instruments. “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Bill of Sale, the Contract Assignment, the General Assignment, the Lease Assignment, the Ground Lease Consent, Assignment and Assumption and, if applicable, the Management Agreement Termination, and such other instruments of transfer as Buyer may reasonably request.
1.96    True and Complete Copy. “True and Complete Copy” means with respect to the Leases, Hotel Management Agreement, Material Contracts, Assumed Contracts, Hotel Operating Reports and any other document in Seller’s possession, together with any and all amendments and modifications thereof, a materially faithful copy of such document as it exists in Seller’s files.
1.97    Uniform System of Accounts. “Uniform Systems of Accounts” means the most current edition of the Uniform System of Accounts for the Lodging Industry, published by the American Hotel and Motel Association.
1.98    Unpaid Voucher. “Unpaid Voucher” means a Voucher issued on a complimentary basis, including as a charitable donation, but excluding any redemptions provided to participants in any of Hotel Manager’s guest incentive programs for which the Hotel Manager is required to reimburse owner pursuant to the Hotel Management Agreement.
1.99    Upfront Deposit. “Upfront Deposit” has the meaning specified in Section 3.3.
1.100    Voucher. “Voucher” means any written undertaking (such as a guest certificate, coupon, letter of donation or “trade-out”) issued by Seller or Hotel Manager to permit the bearer, or a Person named therein to use a Hotel guest room, or other Hotel facility or service for which a charge is customarily imposed, without payment. Vouchers do not include (A) any such undertaking to provide a complimentary room upgrade, or to apply a discounted rate (unless, and then only to the extent, that such discount is for more than 50% of the average daily room rate for

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the twelve (12) months preceding the Closing Date as reported by Hotel Manager for guest rooms or more than 50% of the posted menu prices with respect to purchase of food, beverages or other goods), (B) any rooms or other Hotel services provided without charge or at a discount to Hotel Manager’s employees pursuant to the Hotel Management Agreement or (C) any “rewards” provided to participants in Hotel Manager’s guest incentive programs pursuant to the Hotel Management Agreement.
1.101    WARN Act. “WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101-2109, and Sections 1400-1408 to the California Labor Code.
1.102    Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, (i) the terms “herein,” “hereof’ and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; (ii) the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit and (iii) the term “including” shall be read as “including without limitation.” Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.
2.    COVENANT OF PURCHASE AND SALE.
On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all of the real and personal property comprising the Hotel and Hotel Parcel and Buyer shall assume (i) except to the extent otherwise expressly provided in this Agreement, all of Seller’s obligations and liabilities accruing, payable or to be performed from and after the Closing Date under and with respect to the Ground Lease, the Development Agreement, Reservations, Vouchers, the Leases, the Assumed Contracts, the Permits (but only to the extent assigned to Buyer) and the Permitted Exceptions and (ii) such other obligations and liabilities with respect to the Hotel as are expressly provided in this Agreement, or in any Transfer Instrument, to be assumed, paid or performed by Buyer (subject in the case of both clauses (i) and (ii) to any express limitations on such assumption, payment or performance contained herein or therein). Notwithstanding the foregoing, Buyer shall have the right to request that Seller, after the Approval Date, give notice terminating any Service Contract or Equipment Lease that can be terminated by Seller in accordance with the Hotel Management Agreement and otherwise without penalty or other cost on no more than 60 days’ notice, provided that Buyer gives Seller written notice designating each such Service Contract or Equipment Lease to be excluded by no later than the Approval Date, and Seller shall by the later of (A) five (5) Business Days after receiving Buyer’s request or (B) two (2) Business Day after the Approval Date deliver the requisite termination notices to the applicable vendors and lessors; provided, however, that where such termination will not be effective prior to Closing such Service Contract or Equipment Lease shall still be included in the Assumed Contracts.
3.    PURCHASE PRICE AND DEPOSIT.

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3.1    Amount of Purchase Price. The Buyer shall pay Seller the purchase price of Eighty-Five Million and No/100 Dollars ($85,000,000) (the “Purchase Price”), but the net amount thereof payable to Seller shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.
3.2    Allocation of Price. The portion of the Purchase Price allocated to the FF&E and to Inventory shall be determined by Buyer in good faith, but in no event more than its depreciated book value on Seller’s books of account. Seller and Buyer shall, upon the request of either, endeavor to allocate the balance of the Purchase Price among the Hotel Premises and intangible property comprising the Hotel; but agreement on allocations shall not be a condition to Closing and, failing such agreement, the balance of the Purchase Price not allocated pursuant to this first sentence of this Section shall be allocated entirely to the Hotel Premises for purposes of determining Seller’s liability for transfer tax only. Allocations made pursuant to this Section shall be used by the Parties for title insurance, all tax and other government reporting purposes, and for the purposes of Section 7.4 hereof. In no event shall the Purchase Price be adjusted as a result of any allocation thereof to the Liquor License.
3.3    Deposit.
3.3.1    Amount and Delivery. Prior to the Effective Date, Buyer has delivered to Seller cash in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the “Upfront Deposit”), which Upfront Deposit shall be applied to the Purchase Price at Closing but in all other events, other than a permitted termination by Buyer under Sections 7.8, 9.1, 9.3 and 19.1, shall be non-refundable. Within two (2) Business Days after the Effective Date, Buyer shall deliver into Escrow cash in the amount of One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000) (the “Initial Deposit”), as a good faith deposit to be held in escrow pending the Closing or earlier termination of this Agreement. The Initial Deposit shall be fully refundable to Buyer unless Buyer delivers the “Approval Notice” pursuant to Section 4.8. If Buyer timely delivers the Approval Notice, within two (2) Business Days after the Approval Date, Buyer shall deliver into Escrow the additional sum of One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000) (the “Additional Deposit”). The Initial Deposit shall be increased by the amount of the Additional Deposit and, for all purposes hereunder, the term “Deposit” shall refer to the Initial Deposit and, if and when made, the Additional Deposit, together, totaling the amount of Three Million Five Hundred Thousand And NO/100 Dollars ($3,500,000.00) together with all interest earned on the deposited funds while in Escrow.
3.3.2    Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Buyer has paid to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances.
3.3.3    Investment. The Deposit, while held in Escrow, shall be invested in Treasury Bills, in other short-term U.S. Government obligations, in repurchase contracts for such

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obligations or in a federally-insured, interest-bearing account with a national banking association, as Buyer may from time to time direct and all at Buyer’s risk.
3.3.4    Disposition. Except as otherwise expressly set forth herein, including, without limitation, Section 20, upon Buyer’s delivery of the Approval Notice and the Additional Deposit, the Deposit shall be immediately fully earned by Seller, and non-refundable to Buyer, except as otherwise provided in this Agreement; provided further, however, that the entirety of the Deposit, including the Upfront Deposit, shall be applied towards payment of the Purchase Price in the event Closing occurs pursuant to and in accordance with the terms hereof.
3.4    EINs. For Escrow Agent’s information, Buyer’s Employer Identification Number is ____________ and Seller’s Employer Identification Number is ____________.
4.    TITLE AND DUE DILIGENCE CONDITIONS.
4.1    Title Report and Survey. The parties acknowledge and agree that Seller has delivered and Buyer has received on or prior to the Effective Date (a) a copy of the Title Report and copies of all recorded documents referenced in the Title Report and (b) will deliver a current survey (“Survey”) (altogether, the “Title Documents”).
4.2    Objectionable Title Matters and Permitted Exceptions. Except for any exceptions to or defects in Seller’s title (“Objectionable Title Matters”) with respect to which Buyer gives Seller and Escrow Agent written notice of objection (each a “Title Objection Notice”) on or prior to the date which is ten (10) days subsequent to the Effective Date (the “Title Objection Date”), and except for Liens, Buyer shall be deemed to have approved the state of Seller’s title to the Hotel Premises as disclosed by the Title Documents or that would be disclosed by an inspection of the Hotel Premises prior to the Approval Date. All such matters, other than Liens, to which Buyer does not make timely objection in accordance with the provisions of this Section 4, and all such exceptions and other defects as to which Buyer timely objects but later waives such objection as provided in this Section 4, shall be deemed Permitted Exceptions. Notwithstanding anything in this Agreement to the contrary, Seller shall cause all Liens to be satisfied as of Closing and said Liens shall not be deemed a Permitted Exception.
4.3    Cure of Objectionable Title Matters; Removal of Liens. Seller shall remove or cause the Title Company to insure over any Objectionable Title Matter that is susceptible to cure, but Seller shall not be obligated to expend more than a de minimus amount to remove or cause the Title Company to insure over all such Objectionable Title Matters, except for (A) exceptions intentionally and voluntarily created by Seller after the Effective Date, other than in the Ordinary Course and not otherwise in breach of Seller’s covenants under this Agreement, and (B) Liens voluntarily created by Seller, including without limitation, in connection with any Existing Debt (but excluding nondelinquent real estate taxes and assessments, which shall be a Permitted Exception).
4.4    Termination for Objectionable Title Matter. If, after giving Seller timely written notice under this Section 4 of any Objectionable Title Matter, Buyer does not receive within

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five (5) days after the date Seller receives Buyer’s Title Objection Notice for such Objectionable Title Matter (such date, “Seller’s Title Response Date”) either:
4.4.1    Where such Objectionable Title Matter would otherwise be within the scope of coverage of the Title Policy, written confirmation from the Title Company that such Objectionable Title Matter will not be scheduled as an exception in the Title Policy, or
4.4.2    Written confirmation from the Title Company that it will affirmatively insure Buyer against loss resulting from such Objectionable Title Matter, by an endorsement to the Title Policy in a form reasonably satisfactory to Buyer, and (if applicable) Buyer’s lender, or Seller’s unconditional written undertaking to take, at or before Closing, such steps as the Title Company specifies in its written confirmation are required for it either to omit such Objectionable Title Matter as an exception in the Title Policy or to issue such endorsement, Buyer shall have the right to terminate the Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent on or before five days after Seller’s Title Response Date, whereupon Escrow Agent shall cancel Escrow, disburse the Deposit to Buyer and return every other item in Escrow to the Party which deposited the same. If Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have waived its objection to the Objectionable Title Matter(s) in question and such title matter(s) shall then become Permitted Exceptions.
4.5    Extension of Closing Date for Notice and Cure. If Buyer gives Seller notice of objection to a new title exception disclosed by an updated Title Report delivered after the Approval Date, the Scheduled Closing Date may be extended by Seller, to a date no more than ten (10) days after the date otherwise specified herein as the Scheduled Closing Date. Such extension shall be effected by Seller’s giving written notice of such extension to Buyer on or before the date otherwise specified herein as the Scheduled Closing Date.
4.6    Access to Property and Delivery of Records. During the period from the Effective Date to Closing, Seller shall provide to Buyer, its employees, agents, consultants and counsel (“Buyer Representatives”), upon reasonable advance notice but not less than one (1) Business Day’s prior notice:
4.6.1    Access at all reasonable times to the Hotel Premises, for purposes of conducting (at Buyer’s sole expense and liability) any inspections, observations, examinations (including examination of the Hotel Records located at the Hotel Premises), surveys and tests that Buyer may reasonably require (but Buyer shall not conduct any borings, drilling or other invasive or destructive testing without Seller’s prior written consent and without first evidencing to Seller liability insurance coverage for such activity satisfactory in scope and amount to Seller).
Such rights of access provided above, however, shall be subject to the rights of Hotel Manager and of guests, tenants and licensees of the Hotel, and Buyer in its activities under this Section 4.6 shall conduct its inspections so as not to interfere with such rights or the operation of the Hotel in any material respect. In no event shall Buyer communicate substantively with any employees of or at the Hotel other than such executive Hotel Employees, if any, as Hotel Manager designates in writing from time-to-time (“Designees”), nor shall Buyer intentionally disclose or permit to be disclosed to any Hotel Employees, other than the general manager and any Designees, the nature or reason

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for Buyer’s presence on or about the Hotel Premises, without Seller’s prior written approval (not to be unreasonably withheld). Seller shall use commercially reasonable efforts to enlist Hotel Manager’s reasonable cooperation with Buyer and to have Hotel Manager make the Hotel general manager and other department heads available to Buyer for interview. Buyer shall give Seller reasonable prior notice of any such interview and Seller shall have the right to have a representative present.
4.7    Indemnification. Buyer shall Indemnify Seller and Hotel Manager from and against any and all Claims (including Claims by Seller for damage to the Hotel as well as third-party Claims) arising or asserted to arise out of any activity of Buyer or Buyer Representatives conducted at or about the Hotel Premises and Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel caused by any such activity; provided, however, that in no event shall Buyer be obligated to Indemnify any Seller or Hotel Manager against Claims to the extent arising from (A) the gross negligence or willful misconduct of any Seller indemnitee or (B) discovery of a pre-existing condition affecting the Hotel or any damage caused by such conditions. Before any Buyer Representative enters the Hotel under this Agreement, Buyer shall furnish Seller and Hotel Manager with satisfactory evidence of liability insurance in an amount of no less than $2,000,000, in which Seller and Hotel Manager are named as additional insureds, specifically covering Buyer’s contractual indemnity obligations hereunder.
4.8    Buyer’s Right of Termination. In addition to the right of termination provided in Section 4.4, Buyer shall have the right, in its sole discretion, and for any reason whatsoever, to terminate this Agreement prior to 5:00 p.m., Pacific Time, on the Approval Date. Buyer shall be conclusively deemed to have elected to terminate this Agreement unless by 5:00 p.m., Pacific Time, on the Approval Date Buyer has given Seller and Escrow Agent written notice of its election to proceed with the purchase of the Hotel under this Agreement (the “Approval Notice”); but, if Buyer gives such Approval Notice by such time, then Buyer’s right of termination under this Section 4.8 (but no other rights or conditions to Closing hereunder) shall be deemed forever waived.
4.9    Due Diligence Materials. Prior to the date of this Agreement, Seller has delivered to Buyer (including delivery through the electronic data site maintained by CBRE Inc.), and Buyer hereby acknowledges receipt of, the items listed as “Already Delivered” on the Schedule of Due Diligence Materials attached hereto as Exhibit P, and Seller shall use its best efforts to cause Hotel Manager to make available to Buyer at the Hotel within two (2) Business Days after the Effective Date all other Hotel Records in Hotel Manager’s possession (excluding software and electronic data, but including print outs of such data and, to the extent available, electronic copies of such data) (all such materials, the “Due Diligence Materials”); provided, however, that, (i) Seller shall not be obligated to organize, or prepare any index, digest or other summary of such documents or other materials or otherwise to create any new document, (ii) any documents or materials made available to Buyer through any website shall be deemed delivered upon Buyer’s being provided with the information necessary to access such website, and (iii) Seller shall not be deemed to have warranted the accuracy or completeness of any of the Due Diligence Materials other than (x) as expressly provided elsewhere in this Agreement and (y) to the extent denoted by use of the phrase “True and Complete Copy”. Notwithstanding this Section 4.9 or any other provision of this

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Agreement, in no event shall Seller be required to provide to Buyer any Excluded Materials. Buyer acknowledges receipt of the Due Diligence Materials set forth on Exhibit P and agrees that Seller’s representations and warranties set forth in Section 5.1.1 of this Agreement shall be deemed modified by the matters disclosed with reasonable specificity in such Due Diligence Materials.
4.9.1    Schedules of Occupancy Commitments. Seller will use commercially reasonable efforts to cause Hotel Manager to deliver to Buyer no more than five (5) Business Days after the Effective Date schedules of Occupancy Commitments and Seller will use commercially reasonable efforts to cause Hotel Manager to deliver to Buyer not less than three (3) Business Days prior to the Closing Date updated schedules of Occupancy Commitments.
4.10    Discussions with Government Authorities and Union Executives. Buyer shall have the right to meet with or otherwise communicate with any Governmental Authority or any official, employee, agent or representative thereof, or any labor union executive regarding the Hotel (other than for routine inspections of public records for which no notice to Seller is required) upon providing Seller at least two (2) Business Days’ prior written notice of such communication (including time, place and subject matter) and the opportunity to have such communications conducted in the presence of a representative of Seller or Hotel Manager.
5.    REPRESENTATIONS.
5.1    By Seller.
5.1.5    Regarding the Hotel. Seller hereby represents to Buyer that, as of the Effective Date:
5.1.5.1    Neither Seller, or, to Seller’s Knowledge, Hotel Manager has received written notice from any Governmental Authority nor does Seller have Knowledge (A) that the current condition, occupancy or use of the Hotel Premises violates, or will require correction under, any applicable Law (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, OSHA regulations or Laws regulating Hazardous Substances), (B) that the Hotel is the subject of any pending or threatened investigations by any Governmental Authority relating to a violation or suspected violation of any Law in connection with the current condition, occupancy or use of the Hotel Premises (excluding notices of routine periodic inspections) or (C) of any pending or threatened proceeding or action to revoke, cancel, suspend or deny renewal of any Permit or Liquor License.
5.1.5.2    Other than as disclosed on the schedule attached hereto as Exhibit U, Seller has not filed any notice of protest or appeal against, or commenced proceedings to recover, real property tax assessments against the Hotel Parcel or the Hotel Improvements.

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5.1.5.3    Except as heretofore disclosed in writing to Buyer by Seller, no portion of the Hotel is being used for any residential purpose other than occupancy for Hotel guests.
5.1.5.4    Seller has provided to Buyer a True and Complete copy of the Hotel Management Agreement (which includes all amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties thereto that will survive Closing, if any).
5.1.5.5    Neither Seller, or, to Seller’s Knowledge, Hotel Manager has received written notice from the carrier of any insurance covering the Hotel nor does Seller have Knowledge of any condition that, if not corrected, would result in termination of such insurance or, except as disclosed in the 2015 budget for the Hotel, a material increase in the premium therefor.
5.1.5.6    There are no lawsuits, administrative proceedings, arbitration proceedings or other such legal proceedings that have been filed and served upon Seller or, to Seller’s Knowledge, Hotel Manager (or with respect to which Seller has otherwise received proper notice) or, to Seller’s Knowledge, otherwise pending or threatened, whose outcome would materially and adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey the Hotel under this Agreement (including, without limitation, actions for condemnation). To Seller’s Knowledge, other than as disclosed on the schedule of litigation attached hereto as Exhibit S, there are no pending actions against Seller concerning the Hotel that involves a claim or claims for either (A) monetary damages or (B) injunctive or other equitable relief that would materially and adversely affect the operation of the Hotel.
5.1.5.7    Neither Seller, or, to Seller’s Knowledge, Hotel Manager has received written notice from any Governmental Authority of a proceeding to create any new assessment district that would include the Hotel Premises or any part thereof.
5.1.5.8    Except as may be disclosed in the Tax Clearance Certificate, neither Seller, or, to Seller’s Knowledge, Hotel Manager has received written notice from any applicable taxing Governmental Authority of any deficiency or delinquency in payment of sales, use, occupancy or personal property taxes (excluding those, if any, that have already been resolved).
5.1.5.9    The Schedule of Leases attached hereto as Exhibit J accurately identifies all of the existing Leases and the tenants thereunder. Seller has heretofore delivered to Buyer True and Complete Copies of the Leases. Except as disclosed on Exhibit J, neither Seller nor, to Seller’s Knowledge, any tenant is currently in monetary or other material default under any of the Leases.

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5.1.5.10    The Schedule of Contracts attached hereto as Exhibit K identifies all of the existing Material Contracts and, to Seller’s Knowledge, neither the Hotel party nor any other party to any Material Contract is currently in material breach thereof. Seller has delivered True and Complete Copies of the Material Contracts identified on Exhibit K.
5.1.5.11    Neither Seller, nor, to Seller’s Knowledge, Hotel Manager has received written notice from any Governmental Authority (A) of any pending or threatening proceeding or investigation concerning any alleged or suspected violations of applicable Laws regarding the use, storage, transportation, release or disposal of Hazardous Substances (“Environmental Laws”) or (B) of any alleged violation of Environmental Laws at the Hotel Premises that remains uncured. Except as disclosed on Exhibit I, to Seller’s Knowledge, Seller has not used, stored, disposed or released Hazardous Substances at or about the Hotel Premises in violation of any Environmental Laws nor, to Seller’s Knowledge, has any use, storage, disposal or release of Hazardous Substances occurred at the Hotel Premises in violation of any Environmental Laws, nor, to Seller’s Knowledge, is there any other condition existing at the Hotel Premises in violation of any Environmental Law. Except as disclosed on Exhibit I, Seller has not installed, nor to Seller’s Knowledge are there currently in use at the Hotel, any underground storage tanks.
5.1.5.12    Exhibit Q attached hereto identifies each registered Mark (if any). Except as set forth in Exhibit Q, Seller has not entered into or assumed and to Seller’s Knowledge there does not exist, (A) any license or other agreement under which Seller holds or uses or authorizes any other person to use, any of the Marks or (B) any license, security interest or other encumbrance with respect to any of the Marks. To Seller’s Knowledge, neither Seller nor Hotel Manager has received any written notice that Seller’s use of the Marks infringes or misappropriates the rights of any other Person.
5.1.5.13    Except for and as disclosed on Exhibit T, there is no right of first offer, right of first refusal or similar right in favor of any party with respect to the purchase of the Hotel.
5.1.5.14    None of the Hotel Employees are covered by a collective bargaining agreement or within any bargaining unit certified under the National Labor Relations Act or any similar state Law. To Seller’s Knowledge, except as disclosed on Exhibit L, (A) no work stoppage on the part of any Hotel Employee is being threatened, and (B) neither Seller, or, to Seller’s Knowledge, Hotel Manager has received written notice of any pending charge of unfair labor practices. Seller is not currently conducting any contract negotiations with any collective bargaining representative of any of the Hotel Employees. All of the Hotel Employees are employed by Seller.

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5.1.5.15    The list of Permits delivered as part of the Due Diligence Materials includes all of the Permits currently held by Seller, or, to Seller’s Knowledge, currently held by Liquor Licensee with respect to the Hotel or Hotel Manager with respect to the Hotel.
5.1.5.16    The Schedule of Multi-Employer Plans attached hereto as Exhibit L identifies each Multi-Employer Plan. Except as disclosed by Exhibit L or in the Collective Bargaining Agreements, neither Seller nor Hotel Manager are obligated to, or otherwise, make contributions on behalf of any Hotel Employee to a Multi-Employer Plan.
5.1.5.17    Seller has good and marketable title to the FF&E and Inventory, subject only to Permitted Exceptions and Equipment Leases.
5.1.5.18    Liquor Licensee holds all of the Liquor Licenses.
5.1.5.19    The Hotel Operating Reports are True and Complete Copies of the statements that Hotel Manager prepared in the Ordinary Course and delivered pursuant to the Hotel Management Agreement and, to Seller’s Knowledge, are not materially incorrect or inaccurate, subject to customary adjustments.
5.1.5.20    To Seller’s knowledge or except as set forth on Exhibit V, there are no Vouchers, such as a gift certificate, that have been issued in return for money payment to the Hotel.
5.1.5.21    Seller has provided to Buyer true, correct and complete copies of the Ground Lease and Development Agreement and there are no defaults by Seller under the Ground Lease and Development Agreement and to Seller’s Knowledge, Landlord under the Ground Lease or to Seller’s knowledge the parties other than Seller under the Development Agreement.
Prior to the Effective Date, Seller caused the individual identified in Section 1.85 to review with the General Manager of the Hotel each of the representations and warranties made herein “to Seller’s Knowledge” or as to which Seller states it has no Knowledge and requested that he identify any facts known to him that are materially inconsistent therewith.
5.1.6    Regarding Seller. Seller hereby represents to Buyer as of the Effective Date and as of the Closing Date that:
5.1.6.1    Seller is duly organized, validly existing and in good standing under the laws of the State of Washington; has full power to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary action; and the Person(s) executing and delivering this Agreement on behalf of Seller have authority to do so.

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5.1.6.2    Seller has full right and power to convey and deliver possession of the Hotel Premises and to transfer all of the other property comprising the Hotel in accordance with this Agreement.
5.1.6.3    Except for the Consent of the Ground Lessor that is to be part of the Ground Lease Consent, Assignment and Assumption, no government, internal or other third party approval or consent that has not already been obtained is required for Seller’s execution and delivery of, or performance of obligations under, this Agreement, and Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.
5.1.6.4    Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement, other than CBRE Inc. (“Broker”).
5.1.6.5    No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, dissolution or other similar legal proceedings are pending or, to Seller’s Knowledge, threatened against or contemplated by Seller, nor has Seller ever been a debtor under any case commenced under the United States Bankruptcy Code.
5.1.6.6    Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986.
5.2    By Buyer. Buyer hereby represents to Seller as of the Effective Date and as of the Closing Date that:
5.2.1    Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the state of its formation, is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action; and the Person(s) executing and delivering this Agreement on behalf of Buyer have full power and authority to do so.
5.2.2    No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, dissolution or other similar legal proceedings are pending or, to Buyer’s actual knowledge, threatened against Buyer and/or any direct or indirect shareholder in Buyer, nor are any such proceedings contemplated by any of them; and none of Buyer or any of such shareholders has ever been a debtor under any case commenced under the United States Bankruptcy Code.
5.2.3    No government, internal or other third party approval or consent that has not already been obtained are required for Buyer’s execution and delivery of, or performance

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of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.
5.2.4    As of the Effective Date, there are no lawsuits filed and served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.
5.2.5    Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.
5.3    The equity members/partners that comprise the Buyer as of the Effective Date are Affiliates of Ashford Hospitality Prime, Inc., a Maryland corporation (the “Partners”). Buyer shall provide Seller with the names of the Partners that comprise the Buyer should there be any change in the composition of the Partners on or prior to the Approval Date, together with information about such parties’ current commitments to provide capital.
5.4    PRIOR TO THE APPROVAL DATE, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE HOTEL AND MAKE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE AND BUYER WILL RELY ON SUCH INSPECTIONS AND TESTS (TOGETHER WITH THE REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY SELLER HEREIN) IN DETERMINING IF THE HOTEL IS SUITABLE FOR BUYER’S PURPOSES. IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE APPROVAL DATE TO MAKE ANY INQUIRY THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE PURCHASE OF THE HOTEL, BUYER SHALL EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRY OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.
5.5    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT), WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).
5.6    WAIVER AND RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT

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FOR A CLAIM MADE UNDER THIS SECTION 5 FOR MONETARY DAMAGES OR OTHER RELIEF DUE TO A BREACH OF A COVENANT OR REPRESENTATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, FRAUD OR ANY OTHER BREACH BY SELLER HEREUNDER, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASEES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING FRAUD OR ANY OTHER BREACH BY SELLER HEREUNDER. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.
BUYER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW AND INTENDS THAT IT NOT BE APPLICABLE HERE.
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL CONSIDERED SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES THAT:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor

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AND, BEING AWARE THAT SAID SECTION 1542 MIGHT OTHERWISE APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN, KNOWINGLY WAIVES THE BENEFITS OF SUCH STATUTE AND INTENDS THAT IT NOT BE APPLICABLE HERE.
5.7    Survival. Subject to Section 19.3, the Parties’ representations set forth in this Section 5 (and their respective liability for any breach thereof) shall survive the Closing for nine (9) months and shall not be deemed to merge into any of the Transfer Instruments.
5.8    Notice of Subsequent Event or Discovery. Prior to Closing, Seller shall give Buyer prompt notice of its discovery of any event or condition which has the effect of making any of Seller’s representations contained in Section 5.1 materially inaccurate, either when made or as of the Closing. Any notice from Seller to Buyer (or if applicable, from Buyer to Seller if Buyer makes such determination) with respect to a determination that any of Seller’s representations in Section 5.1 will be materially inaccurate as of Closing, shall state in reasonable detail the facts and circumstances on which such determination is based. If it is reasonably likely that such event or condition can be remedied within thirty (30) days, so as to remove such material inaccuracy, and if Seller undertakes in writing to Buyer, within ten (10) days after receiving such notice, to use all commercially reasonable efforts to effect such remedy, then so long as it is making such efforts the representing Party shall have the right to extend the Scheduled Closing Date by no more than thirty (30) days to complete such remedy and Buyer shall not be entitled, prior to the Scheduled Closing Date (as so extended) or (if earlier) the cessation of such efforts, to terminate this Agreement by reason of such inaccuracy.
6.    OPERATION OF THE HOTEL PENDING CLOSING.
From the Effective Date until Closing, except for emergencies, Seller shall use commercially reasonable efforts to cause Hotel Manager to operate the Hotel in the Ordinary Course and shall not voluntarily cause, or approve or consent to, any material change in the operations of the Hotel without Buyer’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, from the Effective Date until Closing, Seller shall not voluntarily cause, or approve or consent to, and shall use commercially reasonable efforts to cause Hotel Manager to refrain from doing, any of the following (to the extent not in the Ordinary Course and Seller has timely actual knowledge of Hotel Manager’s action), without Buyer’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed):
6.1    Material alterations or other material changes in the Hotel Improvements, except for Approved Capital Expenditures and for alterations currently required by Law (which Seller may elect, but shall not be obligated by this reference alone, to make).
6.2    Cancellation, material modification or surrender of any existing Permit for the Hotel.
6.3    Creation or material modification of any Lease, including the Ground Lease.

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6.4    Entering into or materially modifying any Equipment Lease or Service Contract constituting a Material Contract, unless the same is terminable upon Closing, and/or taking any action or refraining from taking any action under, pursuant to, or in furtherance thereof.
6.5    Material reductions of service, sales and marketing efforts, maintenance or staff below customary, seasonally adjusted levels.
6.6    Reductions of supplies, Inventory or Liquor Inventory levels below customary, seasonally adjusted levels.
6.7    The sale, conveyance, removal, assignment, or other transfer of the Hotel or any portion thereof, or the grant of any rights to use or occupy the same for periods after the Closing, except for (A) Occupancy Commitments made in the Ordinary Course, (B) compliance with obligations of Seller under Occupancy Commitments and existing Leases, Service Contracts, Equipment Leases and other Material Contracts or under applicable Laws, (C) depletion and restocking of Inventory in the Ordinary Course, (D) disposal of obsolete or damaged FF&E or Inventory items (provided any such disposed item has been, or prior to Closing will be, replaced by one of at least comparable value and quality, unless surplus to the Hotel’s requirements or of no material value) and (E) any such action expressly permitted or required under any other provision of this Agreement.
6.8    Any material reduction in Hotel Employees (other than termination of seasonal employees in the Ordinary Course) or any material change in salary, wages and other benefits payable to Hotel Employees other than in the Ordinary Course or as may be required by applicable Law.
6.9    Entering into or otherwise negotiating any new collective bargaining agreement with any existing or prospective collective bargaining unit, except as required by applicable Law.
6.10    The granting of any license or sublicense with respect to any of the Marks.
6.11    The imposition of any Liens or encumbrances with respect to the Hotel or any portion therefor which would survive the Closing, except for vendor or tax liens incurred in the Ordinary Course.
7.    OTHER AGREEMENTS.
7.1    Termination or Assignment of Hotel Management Agreement. At Closing, Seller shall terminate the Hotel Management Agreement pursuant to the Management Agreement Termination, at the sole cost, expense and liability of Seller, unless Buyer and Hotel Manager have agreed in writing prior to Closing that Buyer will assume the Hotel Management Agreement at Closing and a copy of such written agreement has been delivered to Seller. If Buyer and Hotel Manager have agreed in writing that Buyer will assume the Hotel Management Agreement at Closing and a copy of such written agreement has been delivered to Seller, the Hotel Management Agreement shall be assigned to and assumed by Buyer at Closing by a document or documents of

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assignment and assumption reasonably satisfactory to Buyer, Seller and Hotel Manager. Seller shall remain responsible, and shall Indemnify Buyer from and against any and all Claims for, all accrued “owner” obligations due under the Hotel Management Agreement for periods prior to Closing (other than those for which Buyer receives a proration credit). If Buyer assumes the Hotel Management Agreement at Closing, Buyer shall be responsible, and shall Indemnify Seller from and against any and all Claims for, all “owner” obligations that accrue under the Hotel Management Agreement for periods on and after Closing, as well as those for which Buyer receives a proration credit. The indemnities provided in this Section 7.1 shall survive Closing.
7.2    Liquor Operations.
7.2.1    Change of Ownership Filings; Transfer of Liquor Licenses. Between the Approval Date and Closing (and to the extent that such procedure or procedures are permitted under applicable law), Seller shall cause Liquor Licensee, at Buyer’s sole cost and expense, to use its best efforts to transfer the Liquor Licenses and the Liquor Inventory to such entity as Buyer may designate (in either case, a “License Designee”), as successor licensee, on or after the Closing Date. Buyer and Seller shall jointly use good faith efforts to have the License Designee accept the transfer of the Liquor Licenses. If such Liquor Licenses have not been transferred to a License Designee effective as of the Closing Date, or a temporary permit (a “Temporary Permit”) to sell alcohol at the Hotel has not been issued to a License Designee as of the Closing Date, then on the Closing Date, to the extent permitted by applicable law, Seller shall cause the Liquor Licensee to enter into an interim management or lease arrangement with a License Designee (the “Interim Agreement”) substantially in the form attached hereto as Exhibit W, whereby such Liquor Licensee shall operate for a mutually agreeable fee or rental rate the Liquor Operations at the Hotel on behalf of Buyer pending the transfer of the applicable Liquor Licenses to a License Designee or the issuance of a Temporary Permit.
7.2.2    Liquor Inventory Escrow. In connection with the transfer of the Liquor Licenses pursuant to Section 7.2.1 above, on or before the Closing Date, Seller shall open an escrow account for the Hotel (the “Liquor Inventory Escrow”) with ___________________________________________________ (“Liquor Escrowee”), separate from the Escrow, as required by applicable law for the transfer of the Liquor License to a License Designee on the Closing Date or such later date as such transfer is approved by the California Department of Alcoholic Beverage Control (“CABC”). The Liquor Inventory Escrow arrangements shall be substantially in the form attached hereto as Exhibit X, and include the following: (i) the deposit by Buyer, on or before the Closing Date, of the purchase price for the Liquor Licenses in the amount of [$______] (the “Liquor License Payment”), and (ii) the deposit by Buyer, on or before the Closing Date in the amount of [$______] (the “Liquor Inventory Escrow Deposit”). The Liquor License Payment and the Liquor Inventory Escrow Deposit shall be deposited by Buyer in the Liquor Inventory Escrow on or before the Closing Date, and Buyer shall receive a credit against the Purchase Price in the amount of the Liquor License Payment. Any and all funds remaining in the Liquor Inventory Escrow after the payment of claims by Liquor Licensee’s creditors, if any, shall be remitted to Seller by Liquor Escrowee upon the approval by the CABC of the transfer of the Liquor Licenses to a License Designee.

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7.3    Property of Guests. All baggage or other items checked or left in the care of Seller will be listed in an inventory, prepared in duplicate and signed by representatives of Seller and Buyer on the Closing Date. Buyer will be responsible from and after the Closing for all property so listed and shall Indemnify Seller, from and against any and all Claims arising out of the subsequent loss of or damage to such listed property. Seller shall indemnify Buyer from and against any and all Claims arising out of any loss of or damage to property of guests at the Hotel prior to the Closing. Seller and Buyer shall use reasonable efforts to have Hotel guests who have left items in any of the Hotel’s safe deposit boxes (not including in-room safes) confirm on the Closing Date that no such items are missing, but Seller shall not be deemed liable for any guest Claim made after the Closing Date with respect to items allegedly left in a Hotel safe deposit box before Closing merely because such items could not be listed on the above-described inventory. The provisions of Section 7.3 shall survive Closing as provided in Section 19.3.
7.4    Residual Payments with respect to Works of Art in FF&E. Seller shall assume the obligation for and make, in accordance with Section 986 of the California Civil Code, all payments (if any) due under such statutory provision, with respect to any and all works of fine art included within the FF&E, by reason of (i) the sale of the FF&E to Buyer hereunder or (ii) any prior transfer of such art works, to the extent that Buyer would otherwise be liable for such payments. Seller shall base each such payment on the allocation of the Purchase Price made to the work of art in question in accordance with Section 3.2 hereof. The provisions of this Section 7.4 shall survive the Closing.
7.5    Hotel Taxes. Subject to any proration of such amounts under Section 8.3, Seller shall pay all sales, occupancy, room, telecommunications and any other similar taxes or excise taxes on Seller’s operation of the Hotel (collectively, “Hotel Taxes”) prior to the Closing Date and Buyer shall pay all Hotel Taxes on Buyer’s operation of the Hotel from and after the Closing Date.
7.6    Tax Clearance Certificate. Within three (3) days after the Approval Date if requested by Buyer, Seller shall apply (or, as applicable, cause Hotel Manager to apply), to the California State Board of Equalization (“BOE”) for a tax clearance certificate with respect to Seller’s operations of the Hotel, to be issued with an effective date as close to the Closing Date as is practicable (a “Tax Clearance Certificate”), provided such a Tax Clearance Certificate can be obtained under applicable BOE regulations and procedures. Notwithstanding the foregoing, obtainment of such Tax Clearance Certificate shall not be a condition to Closing. Furthermore, if any Tax Clearance Certificate obtained discloses the underpayment of taxes, such disclosure shall be for informational purposes only and neither Seller nor Buyer shall be required to hold back any funds at Closing relating thereto.
7.7    FF&E List. Seller has provided the FF&E ledger maintained by the Hotel Manager. Buyer acknowledges and agrees that such list was delivered without any representation or warranty on the part of Seller or Hotel Manager, and that such list was generated by a computer program based on existing accounting or other records.

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7.8    Estoppel Certificate.
7.8.1    Seller shall obtain and deliver to Buyer prior to the Closing an estoppel certificate with respect to the Ground Lease and an estoppel with respect to the Development Agreement (collectively, the “Required Estoppel Certificate”). Buyer shall provide Seller the requested form of Required Estoppel Certificate within five (5) Business Days after the Approval Date. It shall be a condition to Buyer’s obligation to close hereunder that Seller shall have obtained and Buyer shall have received the completed Required Estoppel Certificate, showing no defaults, executed by the applicable party thereto.
7.9    WARN Act and Related Provisions.
7.9.1    Seller is the employer of the Hotel Employees, and Seller shall terminate all Hotel Employees to be effective as of the Closing. Buyer covenants to Seller that Buyer or its designee shall, before the Closing, offer employment (to be effective as of the Closing) to substantially all of the current Hotel Employees (as of the date of this Agreement) and on terms and conditions so as not to trigger liability or notice provisions of the WARN Act, and shall not terminate such employees within sixty (60) days following the Closing Date (except for cause) if same would trigger liability under the WARN Act. Furthermore, as a condition to Closing, Buyer, or its designee, shall hire (to be effective as of the Closing) the Seller’s terminated employees who seek to be hired by Buyer, or its designee, crediting their original dates of hire for purposes of eligibility for sick pay and vacation/PTO. Buyer hereby holds Seller harmless and agrees to indemnify Seller from any loss, liability or claim, including without limitation, reasonable attorneys’ fees, relating to Buyer’s breach of its covenants set forth in this Section 7.9.1. In the ninety (90) days prior to this Agreement, __ Hotel Employees have been voluntarily terminated and __ Hotel Employees have been involuntarily terminated. Seller hereby holds Buyer harmless and agrees to indemnify Buyer from any loss, liability or claim, including without limitation, reasonable attorney’s fees, relating to Seller’s breach of its covenants set forth in this Section 7.9.1. Nothing in this Section, however, shall require Buyer to retain for any period of time any Hotel Employee who is unable to establish identity and work authorization for employment verification, who does not pass a criminal background check or who fails to pass any drug test requirement of Buyer. It is further agreed, that nothing within this Section shall prohibit Buyer from terminating any rehired Hotel Employee for cause in accordance with the WARN Act and its implementing regulations. In addition, no part of this provision is intended to alter, nor does it alter, the at will status of the Hotel Employees. Seller will use commercially reasonable efforts to cooperate with Buyer to effect an orderly transfer of the Hotel Employees to the employ of Buyer or its designee. No Hotel Employee shall be obligated to accept Buyer’s or its designee’s offer for employment. Seller and Buyer acknowledge and agree that nothing in this Agreement is intended to create a “joint employer” relationship between them with respect to any Hotel Employee. The provisions of this Section 7.9.1 shall survive the Closing.
8.    PRORATIONS, CREDITS AND OTHER ADJUSTMENTS.
At Closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable

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cooperation, cause to be prepared a prorations and credits statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.
8.1    Proration of Taxes. All real estate ad valorem taxes, general assessments, supplemental taxes and special assessments and all personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) and accrued or payable during the tax year in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, with respect to any refunds or rebates of Taxes (each a “Tax Refund”) resulting from any request for reassessment, appeal or challenge by or on behalf of Seller or Buyer (a “Tax Contest”), the Party prosecuting such Tax Contest shall be entitled, out of any Tax Refund, first, to reimbursement of all of its costs and expenses incurred for such Tax Contest (“Contest Costs”), regardless of the tax year(s) involved, and after such reimbursement (A) Seller shall be entitled to the remaining amount of any Tax Refund for a tax year ending before the tax year in which Closing occurs (the “Current Tax Year”), (B) each of Buyer and Seller shall be entitled to its prorated share of the remaining amount of any Tax Refund for the Current Tax Year and (C) Buyer shall be entitled to the remaining amount of any Tax Refund for a tax year ending after the Current Tax Year. If a Tax Contest results in Tax Refunds for two or more or tax years (at least one which is the Current Tax Year or a later tax year), Contest Costs shall be allocated to such tax years in the same proportion as the Tax Refunds for such years. Both before and after Closing, Seller shall have the right to prosecute and control Seller’s pending Tax Contest (which shall only concern tax years prior to the tax year in which Closing occurs), and after Closing Buyer shall have the right to prosecute and control any other Tax Contest (including any Tax Contest for the Current Tax Year).
8.2    Proration of Expenses.
8.2.2    The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:
8.2.2.7    Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.
8.2.2.8    Utility charges (but excluding any utility deposits, which will remain the property of Seller or be credited to Seller at Closing). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Buyer.

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8.2.2.9    Employee Liabilities that are subject to proration, it being understood and agreed that any and all Employee Liabilities accrued or accruing with respect to all Hotel Employees in accordance with GAAP up to and through the Closing Date shall be borne by Seller, and Seller shall be entitled to retain any letters of credit relating to such pre-Closing Employee Liabilities. With respect to the portion of Employee Liabilities regarding Personal Time Off (“PTO”), Buyer and Seller shall agree on the amounts to be prorated within three (3) days after the Effective Date, which prorations shall be based on historical data for the retirement of and utilization of PTO by Hotel Employees.
8.2.2.10    All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services).
8.2.3    Notwithstanding any other provisions in this Agreement to the contrary, no prorations shall be made or credit given for the following:
8.2.3.1    Capital expenditures, including, without limitation, Approved Capital Expenditures.
8.2.3.2    Purchase orders for any Inventory or FF&E; provided, however, that Seller shall receive a credit for any deposits paid by Seller for goods that have not yet been delivered to the Hotel.
8.2.3.3    Costs and expenses associated with any Equipment Leases or Service Contracts that are not Assumed Contracts, including the cost and expenses associated with terminating any Service Contract (which shall be at Seller’s sole cost and expense). The foregoing shall not be deemed, however, to obligate Seller to incur any costs, expense or liability in terminating Service Contracts or Equipment Leases at Buyer’s request pursuant to Section 2.
8.3    Proration of Hotel Revenues.
8.3.1    Guest Ledger. The open account (“Guest Ledger Account”) for each person who is a guest at the Hotel for the night immediately preceding Closing (“Closing Eve”) shall be prorated between Seller and Buyer as follows:
8.3.1.11    Room and service charges (including, without limitation, room service charges, in-house movie fees, health or fitness club charges and honor bar charges) for all times preceding Closing Eve shall be credited to Seller.
8.3.1.12    Room and service charges for all times after Closing Eve shall belong to Buyer.
8.3.1.13    Room and service charges and applicable room taxes for Closing Eve shall be divided equally between Seller and Buyer.

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8.3.1.14    Except for bar and restaurant revenues, which shall be prorated as provided in Section 8.3.2, all other Guest Ledger Account charges shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.
8.3.1.15    From the amounts apportioned to Seller under the foregoing clauses shall be deducted all applicable taxes, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses.
All Guest Ledger Accounts shall be assigned to Buyer at Closing, and Seller shall receive a proration credit equal to its net aggregate prorated amount under this Section 8.3.1. Buyer shall be responsible for paying any taxes and other amounts deducted from Seller’s apportioned share under this Section 8.3.1.5.
8.3.2    Bar and Restaurant Revenues. Revenues from each of the bars, lounges and restaurants within the Hotel for all times on or preceding Closing Eve shall be credited to Seller. Revenues from each of the bars, lounges and restaurants within the Hotel for all times after Closing Eve shall belong to Buyer.
8.3.3    Rents and other Operating Revenues. Monthly rents, percentage rents and other periodic payments under the Leases, and any other operating revenues not otherwise provided for in this Section 8, shall be prorated between Buyer and Seller as of Closing.
8.3.4    Other Receivables. Except as otherwise provided with respect to Guest Ledger Accounts and payments under Leases, Seller shall assign to Buyer all undisputed Hotel receivables aged sixty (60) days or less as of Closing and Seller shall receive a proration credit equal to 100% of the face amount of such receivables and all other Hotel receivables shall be retained by Seller. The foregoing proration of receivables shall be final and shall not be subject to adjustment under Section 11. For at least six (6) months after Closing, Buyer shall exercise commercially reasonable efforts to cause Hotel Manager, if the Hotel Management Agreement is assigned to and assumed by Buyer, or any successor manager engaged by Buyer in accordance with its customary billing and collection practices and procedures, to use commercially reasonable efforts to collect such retained receivables for Seller’s account, except for any such receivables as Seller by written notice to Buyer excludes from such efforts; but neither Buyer nor Hotel Manager nor a successor manager shall be obligated to institute any legal action or incur any significant expense in attempting to collect such receivables. Any payment at or relating to the Hotel which is received or recovered after Closing from a person who then owes amounts both on such a Seller-retained receivable and on an account to the Hotel accruing after Closing shall be applied to the invoice(s) specified by the payor, and, if the payor makes such payment without reference to a specific invoice, then such payment shall then be applied first to the oldest outstanding accruing accounts.
8.4    Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the excess of (A) the aggregate estimated amount of all Hotel Payables in the Preliminary Statement over (B) Buyer’s prorated share of such Hotel Payables under this Section 8, and Buyer shall assume the obligation to satisfy Hotel Payables (1) included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement) and (2) which

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otherwise are identified within the 90-day period following Closing. After Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within fifteen (15) days after receiving such submission, gives Buyer written notice objecting to such invoice or claim (such invoice or claim, a “Disputed Payable”), Buyer may pay the same and take a credit for such payment on the Final Statement. Seller shall remain responsible for all Disputed Payables and for all Hotel Payables that are neither included on such schedule nor identified within the 90-day period following Closing.
8.5    Other Credits to Buyer.
8.5.2    Credit for Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits.
8.5.3    Credit for Security Deposits. Buyer shall receive a proration credit equal to the aggregate amount of the unapplied balance of all cash (or cash equivalent) security, damage or other deposits paid by any tenants to secure their obligations under Leases. With respect to any security deposits that are not in the form of cash, Seller shall at its sole cost and expense cause the same to be endorsed or transferred to or re-issued in the name of, Buyer, at or as soon as practicable after Closing.
8.5.4    Credit for Vouchers. Buyer shall receive a proration credit for all Unpaid Vouchers (based on cost) issued during Seller’s period of ownership of the Hotel as reasonably determined by Seller and Buyer prior to the Approval Date.
8.6    Other Credits to Seller.
8.6.1    Credits for Inventory and Liquor Inventory. Seller shall receive a proration credit equal to the value of the unopened Inventory but excluding any “dead stock” Inventory such as damaged or obsolete items. Seller shall receive a proration credit at Closing equal to (i) the value (at cost) of the unopened Liquor Inventory, including opened cases thereof (but not opened bottles) minus (ii) the amount of the Liquor Inventory Escrow Deposit.
8.6.2    Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Banks as of Closing.
8.6.3    Credit for Prepaid Expenses. Seller shall receive a proration credit equal to the book value, as of Closing, of all prepaid expenses.
8.7    Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time (for the Hotel), on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the

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Uniform System of Accounts, as reasonably modified by Hotel Manager for use at the Hotel and in accordance with the Hotel’s past practices and in compliance with GAAP.
8.8    Loan Impounds and Debt Service. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any impound accounts with respect to any Existing Debt (but excluding any FF&E reserve which may be held by any lender under any Existing Debt), or any interest, prepayment premium or other payments on any Existing Debt, all of which shall remain the sole property or obligation of Seller.
8.9    Independent Audit. Promptly following the execution of this Agreement, Seller shall provide and shall cause its management company to provide to Buyer’s representatives and independent accounting firm access to financial and other information relating to the Property in the possession of or otherwise available to Seller, its affiliates or Seller’s management company which would be sufficient to enable Buyer’s representatives and independent accounting firm to prepare audited financial statements for the three (3) calendar years prior to the Closing and during the year in which the Closing occurs in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Buyer may deem necessary or advisable. Seller shall also provide and/or shall cause its management company to provide to Buyer’s independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize and shall cause its management company to authorize any attorneys who have represented Seller or its management company in material litigation pertaining to or affecting the Property to respond, at Buyer’s expense, to inquiries from Buyer’s representatives and independent accounting firm. If and to the extent Seller’s financial statements pertaining to the Property for any periods during the two (2) calendar years prior to the Closing and during the year in which the Closing occurs have been audited, promptly after the execution of this Agreement Seller shall provide Buyer with copies of such audited financial statements and shall cooperate with Buyer’s representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Buyer’s expense, a copy of such audited financial statements.
9.    CONDITIONS TO CLOSING.
9.1    In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close shall be subject to timely satisfaction of each of the following conditions:
9.1.4    Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing.
9.1.5    Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1, subject to (A) only changes that are expressly required or permitted hereunder, including operations of the Hotel in the Ordinary Course except those constituting a breach of Seller’s obligations hereunder, (B) changes resulting from the mere passage of time (e.g., the expiration of a contract or lease pursuant to its terms), and (C) matters that relate to liabilities retained by Seller and having no material effect on the Hotel following Closing.

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9.1.6    Satisfactory Title Policy. Issuance by the Title Company at Closing of the Title Policy, subject only to the Permitted Exceptions (provided that the availability of any endorsement to the Title Policy shall not be a condition to Buyer’s obligation to close unless Seller has undertaken in writing to obtain such endorsement to cure an Objectionable Title Matter).
9.1.7    Physical or Environmental Condition. No Material Adverse Event has occurred with respect to the physical condition, structure or appearance of the Hotel or in the environmental condition of the Hotel Premises, normal wear and tear, damage by Casualty (and repair of such damage) and Approved Capital Expenditures excepted.
9.1.8    Hotel Manager’s Termination. Unless the Hotel Management Agreement is to be assigned to and assumed by Buyer, evidence that the Hotel Management Agreement is terminated effective as of Closing.
9.1.9    Estoppel Certificate and Ground Lessor Consent. Buyer shall have received and approved the Required Estoppel Certificate in accordance with Section 7.8 and the ground lessor under the Ground Lease shall have executed and delivered the Ground Lease Consent, Assignment and Assumption.
9.1.10    Interim Agreement. Seller has obtained, and delivered to Buyer the Interim Agreement, executed by Liquor Licensee and a License Designee (if applicable) in accordance with Section 7.2.1.
If any of the conditions specified in this Section 9.1 is not timely satisfied (or waived by Buyer in writing) by the Scheduled Closing Date, then, subject to Section 5.8, Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Scheduled Closing Date (but, in any event, before Closing actually occurs), whereupon the Deposit and the Upfront Deposit shall be returned to Buyer. Notwithstanding any of the foregoing to the contrary, if on the Scheduled Closing Date, there is a failure of the condition specified in Section 9.1.5 or Section 9.1.6 Buyer shall have the right to adjourn the Closing, to a date (which shall be a Business Day) no later than ten (10) days from the Scheduled Closing Date, by delivering notice to Seller of such election on or before the Scheduled Closing Date which notice shall specify the date to which Buyer elects to adjourn the Closing (the “Extended Closing Date”). If by the Extended Closing Date, the condition specified in Section 9.1.5 or Section 9.1.6, as applicable, remains unsatisfied, then Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Extended Closing Date. After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.
9.2    In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:
9.2.5    Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing, including the deposit into Escrow of the balance of the Purchase Price and such additional funds

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as are necessary to close this transaction, and the hiring (to be effective as of the Closing) of the Seller’s terminated employees who seek to be hired by Buyer, or its designee, in accordance with Section 7.9.1.
9.2.6    Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.
9.2.7    Ground Lessor Consent. The ground lessor under the Ground Lease shall have executed and delivered the Ground Lease Consent, Assignment and Assumption.
If any condition specified in this Section 9.2 is not satisfied (or waived by Seller in writing) by the Scheduled Closing Date, then, subject to Section 5.8, Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Scheduled Closing Date (but, in any event, before Closing actually occurs), in which event the Escrow Agent shall deliver the Deposit to Seller, unless the failure is of Section 9.2.3, in which event the Deposit and the Upfront Deposit shall be returned to Buyer.
9.3    Pre Closing Damage or Destruction.
9.3.1    Termination Rights. If, prior to Closing, a material Casualty occurs, Buyer shall have the right, at its election, to terminate this Agreement, by written notice given to the Seller prior to the Scheduled Closing Date, whereupon the Deposit and the Upfront Deposit shall be returned to Buyer. If a material Casualty occurs fewer than ten (10) Business Days before the Scheduled Closing Date, Buyer shall have the right to extend the Scheduled Closing Date until the tenth (10th) Business Day after the occurrence of such Casualty in order to make the election permitted by this Section.
9.3.2    If No Termination. If a Casualty occurs and Buyer either does not or elects not to exercise the right under Section 9.3.1 to terminate this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall receive, at Buyer’s election:
(i)    a credit against the Purchase Price equal to the lesser of (A) the “deductible” or self-retained limit under the property hazard insurance covering the Hotel and (B) the cost to repair, restore or replace the damaged portions of the Hotel (less any amounts already expended by Seller); or
(ii)    an assignment of Seller’s rights to all Proceeds which may then be or thereafter become payable.
9.3.3    Material Part. For purposes of this Section 9.3, a Casualty shall be deemed “material” if the extent of such Casualty (measured by the cost of repairing or replacing the damaged or destroyed portion of the Hotel Premises or the fair market value of the taken portion of the Hotel Premises) exceeds $10,000,000.
10.    CLOSING.

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10.1    Time, Place and Manner. Closing shall occur on the Scheduled Closing Date, through Escrow, at or through the offices of the Escrow Agent.
10.2    Seller’s Deliveries. At least one (1) Business Day prior to the Scheduled Closing Date, Seller shall deliver to Escrow Agent the following documents (“Seller’s Closing Documents”):
10.2.4    Assignment Assumption and Consent and every other Transfer Instrument (if any) to be recorded at Closing, each duly executed and acknowledged by Seller (and, with respect to the Ground Lease Consent, Assignment and Assumption, duly executed and acknowledged by the ground lessor under the Ground Lease), for recording at Closing in the official land records of the county where the Hotel is located.
10.2.5    Two (2) counterparts of each of the Bill of Sale, the Contract Assignment, the General Assignment, the Lease Assignment, the Development Agreement Assignment, and, if the Hotel Management Agreement is to be terminated, the Management Agreement Termination (except those delivered pursuant to Section 10.2.1), all duly executed by Seller.
10.2.6    A duly executed counterpart of the FIRPTA Certificate.
10.2.7    Seller’s Closing Certificate.
10.2.8    Letters to lessor, vendors or contractors under Assumed Contracts, and utility companies serving the Hotel Premises, in the form attached hereto as Exhibit N, advising them of the sale of the Hotel to Buyer and directing to Buyer (at the Hotel) all bills for the services provided to the Hotel Premises on and after the Closing Date.
10.2.9    The original of the Required Estoppel Certificate if not already received by Buyer.
10.2.10    If the Hotel Management Agreement is to be assigned to Buyer, such documents as may be required in connection with Seller’s assignment of the Hotel Management Agreement.
10.2.11    Such other documents as the Escrow Agent or the Title Company may reasonably require from Seller in order to effect Closing in accordance with this Agreement, including a customary owner’s affidavit to permit the Title Company to issue the Title Policy.
10.3    Buyer’s Deliveries. On or before the Scheduled Closing Date (except as otherwise indicated), Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Documents”):
10.3.5    By no later than 10:00 am Pacific Time on the Scheduled Closing Date (the “Funds Deadline”), good and immediately available funds in an amount (when added to the Deposit) that equals at least the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the

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case may be) under Section 8, as shown by the Preliminary Statement. Time is of the essence with respect to Buyer’s delivery of such funds by the Funds Deadline. Notwithstanding the foregoing, Buyer shall have the one-time right to extend the Funds Deadline to 10:00 am Pacific Time on the Business Day immediately following the Scheduled Closing Date by delivering written notice to Seller before the original Funds Deadline.
10.3.6    Two (2) counterparts of each of the Contract Assignment, the General Assignment, the Lease Assignment, the Development Agreement Assignment, and the Ground Lease Consent, Assignment and Assumption, all duly executed by Buyer.
10.3.7    Such documents as the Escrow Agent or the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement.
10.3.8    If the Hotel Management Agreement is to be assigned to Buyer, such documents as may be required in connection with Buyer’s assumption of the Hotel Management Agreement.
10.4    Closing Costs.
10.4.4    Paid By Seller. Seller shall pay:
10.4.4.1    All real estate transfer taxes.
10.4.4.2    All charges for the Title Report and the premium charge for the CLTA Title Policy in the amount of the Purchase Price, plus the additional charges for endorsements, if any, ordered by Seller to cure Objectionable Title Matters.
10.4.4.3    One half of Escrow Agent’s fees and expenses for administering Escrow and one half of the cost of the survey.
10.4.4.4    All sales taxes due on the sale of the FF&E hereunder, and all other sales taxes due on the sale to Buyer of the tangible personal property comprising the Hotel.
10.4.4.5    All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.
10.4.5    Paid by Buyer. Buyer shall pay:
10.4.5.1    One half of the cost of the survey.
10.4.5.2    One half of Escrow Agent’s fees and expenses for administering Escrow.
10.4.5.3    Title costs in excess of the CLTA coverages including any endorsements required by Buyer or its Lender.

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10.4.6    Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in Napa County, California.
10.5    Completion of Closing. Closing shall be effected as follows:
10.5.2    At such time as the Parties have confirmed the delivery to Escrow Agent of each of the items specified in Sections 10.2 and 10.3, (and provided Escrow Agent has not advised the Parties of any obstacle to issuing the Title Policy as of Closing), the Parties shall instruct Escrow Agent to record the Deed (and any other Transfer Instruments to be recorded) in the appropriate place and to complete Closing by disbursing funds in accordance with Sections 10.5.2.1 through 10.5.2.3 and, as appropriate, delivering Seller’s Closing Documents to Buyer and Buyer’s Closing Documents to Seller.
10.5.3    As soon as Escrow Agent confirms to the Parties that the Title Company is irrevocably committed to issue the Title Policy to Buyer, the Parties shall instruct Escrow Agent to disburse funds from Escrow as follows:
10.5.3.6    Disburse to Seller, in such respective amounts as Seller shall designate to Escrow Agent in writing before Closing, the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.
10.5.3.7    Pay the closing costs specified in Section 10.4.
10.5.3.8    Disburse any excess funds as directed by Buyer.
Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party; but if no such account has been so designated to Escrow Agent by the Business Day immediately following the Closing Date, Escrow Agent may instead disburse by its own check, for any amount of $10,000 or less, sent on the Closing Date by messenger or overnight delivery service to the applicable Party at the address for notices to such Party hereunder.
10.5.4    So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing, it shall not be a condition to disbursement of funds at Closing that the Deed or any other Transfer Instrument have first been recorded.
10.6    Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.

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10.7    Delivery of Possession. Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) Hotel guests, (B) the Leases and Assumed Contracts, (C) the Hotel Management Agreement and (D) possessory rights and interests included among the Permitted Exceptions.
10.8    Failure of Closing. If Closing fails to occur by the Scheduled Closing Date (as the same may be extended pursuant to the terms hereof), any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving written notice of such termination to the other Parties and to Escrow Agent.
10.9    Procedure for Termination of Escrow. Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse the Deposit and all other funds and items (if any) then held in Escrow in accordance with the provisions of this Agreement. If, following termination of this Agreement, the Parties give Escrow Agent conflicting instructions or one of the Parties fails to give Escrow Agent instructions:
10.9.1    Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or of one Party’s failure to give instructions, and request that such conflict or omission be promptly resolved.
10.9.2    Where one Party has failed to give instruction, unless Escrow Agent receives written instructions from such Party within five (5) Business Days after giving notice of such failure, Escrow Agent shall be free to comply with the instructions given by the other Party and both Parties shall hold harmless, indemnify and defend Escrow Agent from any claim or liability resulting from such compliance.
10.9.3    Where the Parties have given conflicting instructions, Escrow Agent shall take no action to cancel Escrow or deliver funds or items out of Escrow except pursuant to further, joint written instructions from the Parties or a final court order or judgment. If the Parties fail, within sixty (60) days after Escrow Agent has made requested such joint instructions, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. Notwithstanding anything herein to the contrary, if this Agreement is terminated for any reason on or prior to the expiration of the Approval Date the Deposit shall be returned to Buyer, irrespective of conflicting instructions by Seller. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.9).
10.10    Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any

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thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.
11.    POST CLOSING ADJUSTMENTS.
11.1    Final Closing Statement. No later than ninety (90) days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing and the month in which Closing occurred, on Buyer’s own post-Closing examination of the books and records of the Hotel and on other relevant facts discovered after Closing. Seller shall be deemed to have agreed to the Final Statement as prepared by Buyer, except for such items as to which Seller specifically objects in a written notice given to Buyer (“Seller’s Objection Notice”) within ninety (90) days after Buyer delivers the Final Statement to Seller (“Seller’s Objection Period”).
11.2    Disputes. If Seller gives Seller’s Objection Notice within Seller’s Objection Period, and Seller and Buyer are unable between themselves to resolve each such item within thirty (30) days after Seller delivers Seller’s Objection Notice, then Buyer and Seller shall submit their dispute, in writing, to the Accounting Referee for review and resolution. The Accounting Referee shall deliver a statement setting forth its determination as to each disputed item and a calculation of the post-Closing adjustments within thirty (30) days after the submission of the matter to such firm, which calculation shall either be exactly the position of the Buyer set forth on the Final Statement, exactly the position of the Seller set forth on the Seller’s Objection Notice, or anywhere between the two positions. The Accounting Referee shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of Section 11.1. The fees and costs of the Accounting Referee shall be shared by equally by Buyer and Seller. The Parties agree to keep this process and outcome confidential, and that any decision by the Accounting Referee shall be binding and non-appealable.
11.3    Settlement. Within ten (10) Business Days after Seller has notified Buyer of its agreement to the Final Statement (or, if earlier, after the Final Statement has otherwise become binding on Seller under Section 11.1, or, if later, within ten (10) Business Days after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the settlement for the Closing prorations, credits and other adjustments, as shown by the Final Statement. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.
11.4    Rents. Notwithstanding any other provision in this Section 11 or elsewhere in this Agreement to the contrary, any rents (including percentage rents) received by Seller or Buyer after Closing shall be prorated in accordance with Section 8 and the Party receiving such rents shall remit to the other Party its prorated share within ten (10) Business Days after receipt.
11.5    Survival. The provisions of this Section 11 shall survive Closing as provided in this Section 11. Nothing contained in this Section 11 shall prohibit Buyer from claiming a breach of a representation or covenant under Section 19.

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12.    THIRD PARTY CLAIMS AND OBLIGATIONS.
12.1    Assumed and Retained Liabilities. Buyer shall Indemnify Seller from and against any and all (a) Claims that Seller incurs by reason of (A) any obligation or liability that is assumed by Buyer pursuant to this Agreement (including any Claims arising out of (i) Employee Liabilities required to be borne by Buyer hereunder, (ii) any other lawsuits, administrative proceedings, arbitration proceedings or other legal proceedings affecting or otherwise relating to the Hotel to the extent arising from post-Closing matters or events, or (iii) Buyer’s breach or termination of any Lease or Assumed Contract), and (B) any Closing cost allocated to it under Section 10.4, and (b) liabilities, claims or demands of any kind or nature with respect to the ownership or operation of the Property which arise or accrue from and after Closing. Seller shall Indemnify Buyer from and against any and all (a) Claims which Buyer incurs by reason of (i) any obligation or liability that is not assumed by Buyer pursuant to this Agreement (including, without limitation, any Claims arising out of (x) Employee Liabilities required to be borne by Seller hereunder, (y) the legal proceedings described on Exhibit S attached hereto, and (z) any other lawsuits, administrative proceedings, arbitration proceedings or other legal proceedings affecting or otherwise relating to the Hotel to the extent arising from pre-Closing matters or events), and (ii) any Closing cost allocated to it under Section 10.4, and (b) liabilities, claims or demands with respect to the ownership or operation of the Property which arise or accrue prior to Closing.
12.2    Indemnification of Related Persons. Any indemnification of a Party against third person Claims contained herein shall also run in favor of such Party’s partners, shareholders, beneficial owners, directors, officers, employees, Affiliates, agents and managers (including, without limitation, the Hotel Manager), all of whom are intended by the Parties to be third party beneficiaries of this Section 12.
12.3    Brokers. Seller hereby represents and warrants to Buyer only (nothing in this provision nor any other provision of this Agreement being intended to create any rights on the part of any third party beneficiary, or to create any third party beneficiary) that there are no claims or rights for brokerage commissions or finder’s fees by anyone claiming by or through Seller in connection with the transactions contemplated by this Agreement, other than the commission required to be paid by Seller to Broker (“Broker’s Commission”) pursuant to a separate agreement between Seller and Broker. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with either Party in connection with the transactions contemplated by this Agreement, other than Broker, then the Parties shall Indemnify each other from such Claim.
12.4    Survival. The Parties’ indemnities set forth in this Section 12 and elsewhere in this Agreement shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, Seller’s liability shall be subject to the limitations set forth in Section 19.3 to the extent applicable.
13.    HOTEL RECORDS.
As reasonably required for tax filings, preparation and auditing of financial statements, other reporting and similar purposes, Seller shall have the right to make and retain copies of the Hotel

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Records which are transferred to Buyer at Closing and to disclose information contained therein. Buyer shall also make the Hotel Records available to Seller and its authorized representatives at the Hotel, at reasonable times and upon reasonable prior notice, and allow Seller to make copies thereof; and Buyer shall not dispose of any Hotel Records prior to the third (3rd) anniversary of Closing without giving Seller at least thirty (30) days’ prior written notice and opportunity to recover the same.
14.    ASSIGNMENT.
Neither this agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign or transfer its rights under this agreement to one or more entities under common control with, or controlled, directly or indirectly by Buyer or Buyer’s principals, provided Buyer gives Seller prior written notice of such assignment and that such assignee concurrently with such assignment assumes, in a written instrument delivered to Seller, all of the obligations and liabilities of Buyer hereunder; provided, however, that Buyer shall not be relieved from liability under this Agreement in the event Buyer assigns this Agreement.
15.    NOTICES.
Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, overnight delivery service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, by electronic facsimile transmission (“Fax”), at the address or addresses indicated for such party below (and/or to such other address as such party may from time to time by written notice designate to the other):
If to Seller:        Yountville Investors LLC
Ms. Margaret Clapp, Manager
P.O. Box 5290
Yelm, WA 98597
Fax:    360-458-8501

with a copy to (which shall not constitute notice):

Law Office of Mark R. Beatty
10900 N.E. 4th Street, Suite 1850
Bellevue, WA 98004
Fax:    425-451-0714

and a copy to (which shall not constitute notice):
Perkins Coie LLP
                131 S. Dearborn, Suite 1700

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                Chicago, Illinois 60603
                Attention: Alexandra R. Cole
                Fax: (312) 324-9686
If to Buyer:        Ashford Yountville LP
℅ Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: David A. Brooks and Christopher A. Peckham
Fax: (972) 490-9605

and a copy to:	Cynthia B. Nelson Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, Texas 75201 Fax: (214) 999-3884

and shall be deemed delivered and received (A), if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt email receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B), otherwise, on the Business Day next following the date of actual delivery or transmission; provided, however, that any communication delivered by Fax must be confirmed within three (3) Business Days by duplicate notice delivered as otherwise provided herein and any refused delivery must re-tendered within two (2) Business Days.
16.    GENERAL PROVISIONS.
16.1    Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who “need to know,” such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, potential partners, investors, potential investors, potential lessees, lenders and potential lenders, and such other third parties whose assistance is required in connection with the consummation of this transaction. Notwithstanding the foregoing, it is acknowledged that Buyer is, or is an affiliate of, a real estate investment trust (the “REIT”), and the REIT has and will seek to sell shares to the general public; consequently, Buyer shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by Buyer or Buyer’s attorneys to satisfy disclosure and reporting obligations of Buyer or its affiliates. On or at any time following the Effective Date, Buyer may make a press release and file with the United States Securities Exchange Commission information regarding the

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transaction contemplated by this Agreement. Seller and Buyer and their representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Seller nor any of its Affiliates nor its representatives may buy or sell any of the securities of the Buyer or any of its Affiliates so long as any of them is in possession of any material non-public information about the Buyer or any of its Affiliates, including information contained in or derived from confidential information. The provisions of this confidentiality section supersedes any and all prior confidentiality agreements between Buyer and Seller or their Affiliates related to the Property.
16.2    Effect of Termination. Upon any termination of this Agreement, neither Party shall have any further obligation or liability to the other hereunder except those obligations or liabilities described in this Agreement as expressly surviving termination of this Agreement. Within ten (10) Business Days after termination of this Agreement without Closing, Buyer shall either return to Seller all materials of a confidential nature which Buyer has received from Seller pursuant to this Agreement or confirm to Seller in writing that Buyer has destroyed all such materials. Within ten (10) Business Days after Seller’s request following the termination of this Agreement without Closing, Buyer shall deliver to Seller all reports, studies and analyses prepared by third parties at Buyer’s request or direction relating to the Hotel Premises (unless this Agreement has been terminated due to the default of Seller), without representation or warranty by Buyer.
16.3    Construction; Participation in Drafting. Each Party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its legal counsel in the drafting of such provision.
16.4    No Third Party Beneficiaries. Except as expressly provided in Section 12.2, nothing in this Agreement is intended or shall construed to confer any rights or remedies on any person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.
16.5    Integration and Binding Effect. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.
16.6    Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

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16.7    Captions. Article and Section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
16.8    Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder. The provisions of this Section 16.8 shall survive Closing as provided.
16.9    Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post judgment costs and expenses). The provisions of this Section 16.9 shall survive Closing and any termination of this Agreement as provided.
16.10    Governing Law. This Agreement shall be deemed to be an agreement made under the Laws of the State of California and for all purposes shall be governed by and construed in accordance with such Laws.
16.11    Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on Separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.
16.12    Joint and Several Liability. The liability of Buyer and any assignee(s) of Buyer’s rights, title and interest under this Agreements, shall be joint and several.
17.    EXHIBITS AND SCHEDULES.
Each of the following exhibits and schedules is hereby incorporated into and made an integral of this Agreement:

A	Legal Description of Hotel Parcel

B	Form of Consent and Assignment of Ground Lease

C	Form of Bill of Sale

D	Form of Assignment and Assumption of Leases

E	Form of Assignment and Assumption of Assumed Contracts

F	Form of Development Agreement Assignment

G	Form of General Assignment and Assumption

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H	Form of FIRPTA Certificate

I	Schedule of Environmental Disclosures

J	Schedule of Leases

K	Schedule of Contracts and Equipment Leases

L	Schedule of Multi-Employer Plans and Collective Bargaining Agreements

M	Schedule of Environmental Report and Existing Survey

N	Form of Vendor Notification

O	Form of Management Agreement Termination

P	Schedule of Due Diligence Materials

Q	Schedule of Marks

R	Form of Seller’s Closing Certificate

S	Litigation Schedule

T	Schedule of Rights of First Offer and Rights of First Refusal

U	Schedule of Real Property Tax Protests or Appeals

V	Vouchers

W	Form of Interim Agreement

X	Liquor Inventory Escrow Arrangements
Seller shall have until (and including) five (5) Business Days after the Effective Date to modify and deliver to Buyer Exhibit L, and until (and including) two (2) Business Days after the Effective Date to modify and deliver to Buyer, Exhibit I. Any modification of such Exhibits that Seller timely delivers shall supplement or supersede (as the case may be) the prior version of such Exhibits for all purposes of this Agreement.
18.    SIGNERS’ WARRANTY.
Each individual executing and delivering this agreement on behalf of a corporate party hereby warrants and represents to the other parties that he or she is duly authorized and empowered to do so.
19.    LIMITATION ON SELLER’S LIABILITY.
19.1    Seller’s Breach of Obligation to Close. In the event that Seller shall default in the performance of Seller’s obligations under this Agreement and the Closing does not occur as a result thereof, Buyer’s sole and exclusive remedy shall be, and Buyer shall be entitled, to either (a) terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent, in which event the Escrow Agent shall deliver the Deposit to Buyer, Seller shall promptly reimburse Buyer for its actual out of pocket inspection, financing and other costs related to Buyer’s entering into this Agreement, inspecting the Property and preparing for Closing, including, without limitation, Buyer’s reasonable attorney’s fees, this Agreement shall terminate, and neither party shall have any further rights against or obligations to the other except for those in this Agreement that expressly survive the termination of this Agreement, or (b) seek specific performance of Seller’s obligations hereunder (subject to the limitations contained in Section 19.2 below), provided that if (i) the equitable remedy of specific performance is not available as a result of a willful breach by Seller of any of its covenants, representations or warranties under this Agreement (including, without limitation, Seller’s conduct of conveying the Property to a party other than the Buyer in violation

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of the terms of this Agreement) and (ii) Buyer shall not have previously exercised any termination right hereunder, Buyer may bring an action to recover monetary damages against Seller.
19.2    Specific Performance. If Buyer opts to bring an action for specific performance of Seller’s obligation to close in accordance with Section 19.1, such action shall be subject to compliance with each of the following conditions:
19.2.1    Buyer gives Seller at least two (2) Business Days’ prior written notice of its intention to commence such an action;
19.2.2    Buyer commences such action, and serves Seller with a complaint therein, within forty-five (45) days after the Scheduled Closing Date (which 45-day period shall be extended, day for day, for any period of time during which Buyer is barred from filing such action by reason of a temporary restraining order, injunction or other order of court obtained by Seller);
19.2.3    Such action, to the extent seeking specific performance (or other equitable relief) is limited to an action to compel Seller to deliver into Escrow the Deed and other Seller’s Closing Documents actually required to convey the Property free of Liens and to perform Seller’s other obligations to be performed at Closing and does not seek specific performance of any other covenant or warranty of Seller hereunder (including, without limitation, any covenant or warranty contained in Section 5.1 or Section 6), or the correction of any condition respecting the Property; or any abatement of the Purchase Price; and
19.2.4    During the pendency of such action, the Deposit remains in Escrow (or is deposited with the court hearing such action);
provided, however, that if Seller, at any time during the pendency of such action, delivers the Deed and other required Seller’s Closing Documents into Escrow (or into the court before which such action is pending), including (if a Casualty has occurred) an assignment or delivery (as applicable) to Buyer of Proceeds to the extent required under Section 9.3), and authorizes Closing in accordance with Section 10.5 (other than as to time of Closing), including instructions to Escrow Agent to apply the proceeds of the Purchase Price to the payment of any Lien that would otherwise appear as an exception on the Title Policy and that Seller is obligated to discharge (altogether, “Seller’s Compliance”), Buyer shall either proceed immediately to close the purchase of the Property or immediately to dismiss such action to the extent it seeks specific performance or other equitable relief and expunge from the record any lis pendens Buyer has filed. By electing to seek specific performance under this Section 19.2, Buyer shall be deemed to have waived any claim or right to monetary damages for Seller’s failure to close, other than such damages for delay as are customarily awarded in conjunction with specific performance of an obligation to sell real property (but, if such action results in Buyer’s purchasing the Property, such waiver shall not apply to any claim for damages for Seller’s subsequent breach of any of its post-Closing obligations under this Agreement). If Buyer brings or maintains an action for specific performance other than as expressly permitted under this Section 19.2, or fails to close the purchase of the Property within thirty (30) days after Seller’s Compliance, Seller shall have the right to terminate this Agreement and recover the Deposit as liquidated damages under Section 20.

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19.3    Seller’s Post Closing Liability. If Closing occurs, and subject to the limitations set forth in Sections 19.3.1, 19.3.2 and 19.3.3 below, as the exclusive remedy of Buyer under this Agreement and the Transfer Instruments after Closing for the breach of any covenant, representation or warranty, Seller hereby agrees to indemnify Buyer and to hold Buyer harmless against and pay on behalf of or reimburse Buyer in respect to the amount of any losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses (collectively, “Losses”) which Buyer may suffer, sustain or become subject to, as a result of, or in connection with, relating or incidental to or by virtue of (i) the breach of any representation or warranty made by the Seller under this Agreement, Seller’s Closing Certificate or the Transfer Instruments (a “Seller Breach”), or (ii) any breach of, or failure by Seller to perform any of its covenants, agreements, indemnities or other obligations contained in this Agreement or the Transfer Instruments (a “Seller Covenant Breach”). Losses shall be calculated on an actual out-of-pocket basis net of actual insurance reimbursements, condemnation proceeds and other offsetting payments associated with the specific loss, liability or damage asserted with respect to such claim, actually received by Buyer or Seller (whether such receipt occurs before of after the date the indemnification claim is made). Buyer shall not unreasonably refuse to seek such insurance reimbursements or other offsetting payments or benefits. The indemnification provided for in this Section 19.3 is subject to the following limitations:
19.3.1    Buyer has given Seller written notice claiming a Seller Breach or Seller Covenant Breach, and stating in reasonable detail the factual basis for such claim, within nine (9) months after the Closing Date (“Survival Period”); provided, Buyer shall notify Seller as soon as reasonably practicable of any claims against Seller that Buyer believes is covered by such an indemnification obligation and, to the extent Seller’s defense of such claim is prejudiced by any unreasonable delay of Buyer in giving such notice, Seller’s obligation to Indemnify Buyer against such claim shall be equitably adjusted to take such prejudice into account.
19.3.2    Buyer commences a legal action on such claim, and serves Seller with notice thereof in accordance with the applicable Law, within one year after the Closing Date.
19.3.3    Seller’s aggregate liability to Buyer for all Losses arising from, and liability for amounts due in connection with, any Seller Breach or Seller Covenant Breach shall not exceed three percent (3%) of the Purchase Price (the “Cap”); provided, however, that Seller shall not be liable for any Losses for a Seller Breach unless and until the aggregate amount of all Losses relating to a Seller Breach or Seller Covenant Breach exceeds $100,000 (the “Threshold”) (provided, however, that if the aggregate Losses for a Seller Breach, from the first dollar, exceed the Threshold, then Buyer shall be entitled to recover the full amount of its Losses for a Seller Breach subject to the Cap). The settlement of the Closing prorations pursuant to Section 11.3 shall not be subject to the limitations contained in this Section 19.3.3.
19.4    Seller Post-Closing Distributions. Seller hereby covenants and agrees that it shall not dissolve or otherwise liquidate during the Survival Period and any longer period of time in which there is a pending claim timely submitted in accordance with Section 19.3 and further agrees that it will maintain a net worth of at least $2,000,000 during the same period.

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19.5    Put Exercise. The Lessor under the Ground Lease has the right to require Seller to purchase Lessor’s interest in the fee simple interest in the ground leased property or an assignment of Lessor’s interest in the Ground Lease (“Put”). If Seller receives notice of Lessor’s election to exercise the Put prior to Closing, the Closing shall take place without adjustment of time or price. Seller shall comply with its obligations under the Put and shall keep Buyer informed of the negotiations and shall provide Buyer with a copy of the Purchase and Sale Agreement related thereto when it is executed. Seller shall provide the Buyer the opportunity to purchase the fee simple interest at the same price as Seller has acquired the same plus all its transaction costs, Seller’s fees and expenses subsequent to Closing pursuant to a separate agreement between the Buyer and Seller. The parties shall execute such additional documentation at Closing as may be reasonably required to evidence this continuing obligation if the Put is exercised prior to Closing.
20.    LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR BUYER’S BREACH.
If the Closing fails to occur as a result of Buyer’s breach of its obligations hereunder, then upon written notice of termination (a “Termination Notice”) from Seller to Buyer and Escrow Agent, this agreement shall terminate (except for those provisions that expressly survive termination of this Agreement. The parties acknowledge and agree by initialing this Section 20 that:
20.1    IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.
20.2    UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.7, 16.2 AND 16.9; AND PROVIDED FURTHER THAT SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER ATTORNEYS’ FEES AND OTHER DIRECT OUT OF POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 20.
IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND BUYER HAVE INITIALED BELOW:
SELLER: /s/ MC                    BUYER: /s/ DAB
[SIGNATURE PAGES CONTINUE]

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IN WITNESS WHEREOF, the parties hereto have hereunto executed and delivered this Agreement for Purchase and Sale of Real Property as of the date first hereinabove set forth.

“Seller”
YOUNTVILLE INVESTORS LLC,
a Washington limited liability company

By:    /s/ MARGARET CLAPP
    Name: Margaret Clapp
Title: Manager

“Buyer”
ASHFORD YOUNTVILLE LP,
a Delaware limited partnership

By:    /s/ DAVID BROOKS
    Name:    David Brooks
Its:    Vice President

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